Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
HARBOR BANK GROUP, INC.,
AND
BNC BANCORP
DATED AS OF JUNE 4, 2014

TABLE OF CONTENTS
Page
ARTICLE I THE MERGER    1
1.1    The Merger.    1
1.2    Effective Time    2
1.3    Effects of the Merger    2
1.4    Conversion of Seller Common Stock    2
1.5    Stock Options, Warrants, and Other Stock-Based Awards.    4
1.6    Dissenting Shareholders.    4
1.7    Tax Consequences    4
1.8    Fractional Shares    4
1.9    Adjustments    4
ARTICLE II DELIVERY OF MERGER CONSIDERATION    5
2.1    Exchange Procedures    5
2.2    Rights of Former Seller Shareholders    5
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER    6
3.1    Corporate Organization.    6
3.2    Capitalization.    6
3.3    Authority; No Violation.    8
3.4    Consents and Approvals    8
3.5    Reports; Regulatory Matters    9
3.6    Financial Statements    9
3.7    Broker’s Fees    10
3.8    Absence of Certain Changes or Events.    10
3.9    Legal Proceedings.    12
3.10    Taxes and Tax Returns.    12
3.11    Employee Matters.    13
3.12    Compliance with Applicable Law.    17
3.13    Certain Contracts.    17
3.14    Investment Securities and Commodities.    18
3.15    Loan Portfolio.    18
3.16    Property.    19
3.17    Insurance.    19
3.18    Intellectual Property.    20
3.19    Environmental Liability.    20
3.20    Leases    21
3.21    Privacy of Customer Information.    21
3.22    Bank Secrecy Act; Patriot Act; Money Laundering.    21
3.23    CRA Compliance.    21
3.24    Securitizations    22
3.25    Reorganization; Approvals    22
3.26    Opinion    22
3.27    Disaster Recovery and Business Continuity.    22
3.28    Seller Information    22
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER    22
4.1    Corporate Organization.    23
4.2    Capitalization.    23
4.3    Authority; No Violation.    24

i

4.4    Consents and Approvals    24
4.5    Reports; Regulatory Matters.    25
4.6    Financial Statements.    26
4.7    Broker’s Fees    27
4.8    Absence of Certain Changes or Events.    27
4.9    Legal Proceedings.    27
4.10    Taxes and Tax Returns    27
4.11    Compliance with Applicable Law.    27
4.12    Assets.    28
4.13    Approvals    28
4.14    Buyer Information    28
4.15    Bank Secrecy Act; Patriot Act; Money Laundering.    28
4.16    CRA Compliance.    29
4.17    Tax Matters.    29
4.18    Environmental Liability.    29
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS    30
5.1    Conduct of Seller’s Business Before the Effective Time    30
5.2    Seller Forbearances    30
5.3    Buyer Forbearances    33
ARTICLE VI ADDITIONAL AGREEMENTS    33
6.1    Regulatory Matters.    33
6.2    Access to Information; Confidentiality.    34
6.3    Shareholder Approval.    35
6.4    Seller’s 401(k) Plan.    35
6.5    Employee Matters.    36
6.6    Indemnification; Directors’ and Officers’ Insurance.    37
6.7    Additional Agreements    38
6.8    Advice of Changes    38
6.9    No Solicitation.    39
6.10    Restructuring Efforts    41
6.11    Reasonable Best Efforts; Cooperation    41
6.12    Tax Covenants of Buyer and Buyer Bank.    42
ARTICLE VII CONDITIONS PRECEDENT    42
7.1    Conditions to Each Party’s Obligation To Effect the Merger    42
7.2    Conditions to Obligations of Buyer    43
7.3    Conditions to Obligations of Seller    43
ARTICLE VIII TERMINATION AND AMENDMENT    44
8.1    Termination    44
8.2    Effect of Termination    45
8.3    Fees and Expenses.    45
8.4    Amendment    46
8.5    Extension; Waiver    46
ARTICLE IX GENERAL PROVISIONS    46
9.1    Closing    46
9.2    Standard    47
9.3    Nonsurvival of Representations, Warranties and Agreements    47
9.4    Notices    47
9.5    Interpretation    48
9.6    Counterparts    48

9.7    Entire Agreement    48
9.8    Governing Law; Jurisdiction    48
9.9    Publicity    49
9.10    Assignment; Third-Party Beneficiaries.    49
9.11    Enforcement    49

Adverse Recommendation Change	6.9(b)

Agreement	Preamble

Alternative Proposal	6.9(a)

Alternative Transaction	6.9(d)(i)

Bank Merger	1.1(b)

Bank Merger Certificates	1.1(b)

Bank Secrecy Act	3.22

Benefit Plan	9.10(b)

BHC Act	3.4

BNC VWAP	1.4(c)(i)

Buyer	Preamble

Buyer Articles	4.1(b)

Buyer Bank	Preamble

Buyer Bylaws	4.1(b)

Buyer Capitalization Date	4.2(a)

Buyer Common Stock	1.4(a)

Buyer Disclosure Schedule	Article IV

Buyer Non-Voting Common Stock	4.2(a)

Buyer Preferred Stock	4.2(a)

Buyer Regulatory Agreement	4.5(b)

Buyer SEC Reports	4.5(c)

Buyer Stock Plans	4.2(a)

Buyer Subsidiary	3.1(c)

Certificate	1.4(d)

Claim	6.6(a)
Closing    9.1

Closing Date	9.1

COBRA	3.11(c)(ix)

Code	Preamble

Common Stock Merger Consideration	1.4(c)

Covered Employees	6.5(a)

CRA	3.23

Determination Date	8.1(f)

Effective Time	1.2

ERISA	3.11(a)

ERISA Affiliate	3.11(a)

Exchange Act	4.5(c)

Exchange Agent	2.1

Expense Reimbursement	8.3(b)(iii)

Fair Credit Reporting Act	3.21

FDI Act	3.4

FDIC	3.1(d)

Federal Reserve Board	3.4

FFIEC	3.27

Final Index Price	8.1(f)

Form S-4	4.4

GAAP	3.1(c)

Governmental Entity	3.4

Gramm-Leach-Bliley Act	3.21

SCBCA	1.1(a)

IIPI	3.21

Indemnified Parties	6.6(a)

Index	8.1(f)

Index Ratio	8.1(f)

Initial Buyer Market Value	8.1(f)

Initial Index Price	8.1(f)

Injunction	7.1(d)

Insurance Amount	6.6(c)

Intellectual Property	3.18

IRS	3.10(a)

Knowledge	9.5

Leased Properties	3.16

Liens	3.2(b)

Loans	3.15(a)

Material Adverse Effect	3.8(a)

Materially Burdensome Regulatory Condition	6.1(b)

Merger	Preamble

NCBCA	1.1(a)

North Carolina Articles of Merger	1.2

OCC	3.4

Owned Properties	3.16

Parties	Preamble

Party	Preamble

Patriot Act	3.22

Permitted Encumbrances	3.16

Person	9.5

Policies, Practices and Procedures	3.14(b)

Property Lease	3.20

Proxy Statement	3.28

Qualified Group	4.17

Real Property	3.16

Regulatory Agencies	3.5

Sarbanes-Oxley Act	4.11(b)

SEC	4.4

Section 409A	3.11(l)

Securities Act	3.2(a)

Seller	Preamble

Seller Bank	Preamble

Seller Benefit Plans	3.11(a)

Seller Board	3.3(a)

Seller Bylaws	3.1(b)

Seller Capitalization Date	3.2(a)

Seller Common Stock	1.4(b)

Seller Contract	3.13(a)

Seller Disclosure Schedule	Article III

Seller Financial Statements	3.6(a)

Seller Options	1.5

Seller Policies	3.17

Seller Regulatory Agreement	3.5

Seller Shareholder Meeting	6.3(a)

Seller Stock Plan	3.2(a)

Severance Payment	6.5(c)

South Carolina Articles of Merger	1.2

Subsidiary	3.1(c)

v

Subsidiary Plan of Merger	1.1(b)

Superior Proposal	6.9(d)(ii)

Surviving Corporation	Preamble

Tax	3.10(b)

Tax Return	3.10(c)

Taxes	3.10(b)

Termination Fee	8.3(b)

Treasury Regulations	4.17

Trust Account Common Shares	1.4(b)

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER is dated as of June 4, 2014 (this “Agreement”), by and between Harbor Bank Group, Inc., a South Carolina corporation (“Seller”), and BNC Bancorp, a North Carolina corporation (“Buyer”). Each of Seller and Buyer are referred to herein as a “Party” and, together, as the “Parties.”
W I T N E S S E T H:
WHEREAS, the Boards of Directors of Seller and Buyer have determined that it is in the best interests of their respective companies and their respective shareholders to consummate the strategic business combination transaction provided for in this Agreement in which Seller will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Buyer (the “Merger”), so that Buyer is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);
WHEREAS, it is intended that, immediately following the Merger, or as soon as is practicable thereafter, Harbor National Bank, a national banking association (“Seller Bank”), will be merged with and into Bank of North Carolina, a North Carolina banking corporation (“Buyer Bank”);
WHEREAS, at the effective time of such Merger, the outstanding shares of capital stock of Seller will be converted into the right to receive the merger consideration set forth in Section 1.4 of this Agreement;
WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended and including the Treasury Regulations promulgated thereunder (the “Code”); and
WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
Article I
THE MERGER
1.1    The Merger.
(a)    Subject to the terms and conditions of this Agreement, in accordance with the banking laws of North Carolina (N.C. Gen. Stat. § 53C-10-201 et seq.), the North Carolina Business Corporation Act (the “NCBCA”), and the South Carolina Business Corporation Act (“SCBCA”), at the Effective Time Seller shall merge with and into Buyer. Buyer shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of North Carolina and the separate existence of Seller shall thereupon cease. The articles of incorporation and bylaws of Buyer in effect immediately prior to the Merger shall be the articles of incorporation and bylaws of the Surviving Corporation following such Merger.
(b)    In accordance with the banking laws of the United States of America (12 U.S.C. § 1828(c)) and North Carolina (N.C. Gen. Stat. § 53C-7-201 et seq.), and immediately following the Effective Time, Seller Bank will merge (the “Bank Merger”) with and into Buyer Bank, a wholly owned subsidiary of Buyer. Buyer Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence, and, following the Bank Merger, the separate corporate existence of the Seller Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the Effective Time. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, in substantially the form attached hereto as Exhibit A (the “Subsidiary Plan of Merger”). In order to obtain the necessary approvals from the Regulatory Agencies for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for such Regulatory Approvals: (i) Seller shall cause the Seller Bank to approve the Subsidiary Plan of Merger; (ii) Seller, as the sole shareholder of the Seller Bank, shall approve the Subsidiary Plan of Merger; (iii) Seller shall cause the Subsidiary Plan of Merger to be duly executed by the Seller Bank and delivered to Buyer; (iv) Buyer shall cause Buyer Bank to approve the Subsidiary Plan of Merger; (v) Buyer, as the sole shareholder of Buyer Bank, shall approve the Subsidiary Plan of Merger; and (vi) Buyer shall cause Buyer Bank to duly execute and deliver the Subsidiary Plan of Merger to Seller. Prior to the Effective Time, Seller shall cause the Seller Bank, and Buyer shall cause Buyer Bank, to execute such certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately after the Effective Time.
(c)    Buyer may at any time change the method of effecting the combination (including by providing for the merger of Seller and a different wholly owned subsidiary of Buyer) if and to the extent Buyer deems such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the merger consideration provided for in this Agreement, (ii) affect, in an adverse manner, the Tax treatment of Seller’s shareholders as a result of receiving the merger consideration or the Tax treatment of a Party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2
Effective Time. The Merger shall become effective on the date set forth in the articles of merger that shall be filed with (i) the North Carolina Secretary of State (the “North Carolina Articles of Merger”) and (ii) the South Carolina Secretary of State (the “South Carolina Articles of Merger”) on or before the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in those articles of merger.

1.3
Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the NCBCA, the SCBCA, and the banking laws of North Carolina. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Seller shall vest in the Surviving Corporation, and all debts, liabilities and duties of Seller shall become the debts, liabilities and duties of the Surviving Corporation.

1.4	Conversion of Seller Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Seller, Buyer or the holder of any of the following securities:
(a)    Each share of voting common stock, no par value per share, of Buyer (the “Buyer Common Stock”) and Buyer Non-Voting Common Stock (as hereinafter defined) issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
(b)    All shares of common stock, $1.00 par value, of Seller issued and outstanding immediately before the Effective Time (the “Seller Common Stock”) that are owned, directly or indirectly, by Seller, Buyer or Buyer Bank (other than shares of Seller Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) or shares held as a result of debts previously contracted) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no stock of Buyer and no other consideration shall be delivered in exchange therefor.
(c)    Each share of Seller Common Stock (excluding shares held by Buyer, Buyer Bank, or Seller or any of their respective Subsidiaries, in each case other than Trust Account Common Shares or shares held as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive the following (the “Merger Consideration”):
(i)    Except as set forth in clauses (ii) and (iii) below, 0.950 shares of Buyer Common Stock (the “Common Stock Merger Consideration”);
(ii)    In the event that the volume weighted average price of a share of Buyer Common Stock for a twenty (20) trading day period, starting with the opening of trading on the twenty-first (21st) trading day prior to the Closing Date to the closing of trading on the second to last trading day prior to the Closing Date, as reported by Bloomberg Finance L.P. (the “BNC VWAP”) is less than $16.85, then each share of Seller Common Stock shall be converted into and exchanged for the right to receive: (A) the Common Stock Merger Consideration, plus (B) cash in an amount equal to the difference between (1) $16.00 and (2) 0.95 times the BNC VWAP; provided, however, that the aggregate amount of cash consideration to be paid by Buyer pursuant to this Section 1.4(c)(ii) shall not exceed $5.0 million; provided, further, that if the amount of cash consideration payable to holders of Seller Common Stock is reduced pursuant to the immediately preceding proviso, then such reduction shall be applied ratably to the payments to be paid by Buyer in respect of each share of Seller Common Stock;
(iii)    In the event that the BNC VWAP is greater than $18.00, then each share of Seller Common Stock shall be converted into and exchanged for the right to receive the number of shares of Buyer Common Stock as determined by the following formula:
[$17.10 + [(BNC VWAP - $18.00) x 0.60]
BNC VWAP
(d)    From and after the Effective Time, all of the shares of Seller Common Stock shall no longer be outstanding, shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Seller Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the merger consideration as provided in Section 1.4(c) into which the shares of Seller Common Stock represented by such Certificate have been converted pursuant to this Section 1.4, as well as any dividends to which holders of Seller Common Stock become entitled in accordance with Section 2.2.

1.5
Stock Options, Warrants, and Other Stock-Based Awards. By virtue of the Merger and without any action on the part of the holders of any outstanding options, warrants, or other stock-based awards (“Seller Options”), all Seller Options, whether vested or unvested, shall be cancelled and the holder thereof shall be paid in cash (without interest and less applicable taxes and withholdings) an amount equal to the product of (a) the number of shares of Seller Common Stock subject to such Seller Option times (b) the difference between (i) the greater of (x) the imputed cash value per share of Seller Common Stock pursuant to the exchange and conversion provisions of Section 1.4(c), as applicable (with shares of Buyer Common Stock being valued based upon the closing price of such shares on the second to last trading day prior to the Closing Date) and (y) $16.00, and (ii) the exercise price of each respective Seller Option.

1.6
Dissenting Shareholders. Notwithstanding the provisions of Section 1.4, any holder of shares of Seller Common Stock who perfects such holder’s dissenters’ rights of appraisal in accordance with and as contemplated by S.C. Code Ann. § 33-13-101 et seq. of the SCBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of the SCBCA; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the SCBCA and surrendered to Seller the Certificate or Certificates representing shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Seller fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal and of payment for such holder’s shares, the Surviving Corporation shall issue and deliver the Merger Consideration to which such holder of shares of Seller Common Stock is entitled under Section 1.4 of this Agreement upon surrender by such holder of the Certificate or Certificates representing shares of Seller Common Stock held by such holder.

1.7
Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and it is intended that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code. Both prior to and after the Closing, each Party’s books and records shall be maintained, and all federal, state and local income Tax Returns and schedules thereto shall be filed in a manner consistent with the Merger being qualified as a reorganization and nontaxable exchange under Section 368(a)(1)(A) of the Code (and comparable provisions of any applicable state or local laws), except to the extent the Merger is determined in a final administrative or judicial decision not to qualify as a reorganization within the meaning of Code Section 368(a).

1.8
Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Seller Common Stock exchanged pursuant to the Merger, who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the closing price of Buyer Common Stock on the date immediately prior to the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

1.9
Adjustments. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Seller Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Buyer Common Stock or Seller Common Stock outstanding after the date hereof and prior to the Effective Time.

ARTICLE II
DELIVERY OF MERGER CONSIDERATION

2.1	Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the exchange agent, Registrar and Transfer Company, or such other exchange agent selected by Buyer, and reasonably acceptable to Seller (the “Exchange Agent”), shall mail to the former holders of Seller Common Stock appropriate transmittal materials which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Seller Common Stock shall pass, only upon proper delivery of such certificates to the Surviving Corporation or its duly authorized agent. After the Effective Time, each holder of shares of Seller Common Stock (other than shares as to which dissenters’ rights have been perfected as provided in Section 1.6 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Surviving Corporation and shall promptly upon surrender thereof receive in exchange therefor the consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 2.2 of this Agreement. The Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of Seller Common Stock for exchange as provided in this Section 2.1. The certificate or certificates of Seller Common Stock so surrendered shall be duly endorsed as the Surviving Corporation may require. In the event of a transfer of ownership of Seller Common Stock represented by Certificates that are not registered in the transfer records of Seller, the consideration to which any former holder of Seller Common Stock is entitled as a result of the Merger may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Buyer and the Exchange Agent may reasonably require, and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. Any other provision of this Agreement notwithstanding, the Surviving Corporation shall not be liable to a holder of Seller Common Stock for any amounts paid or property properly delivered to a public official pursuant to any applicable abandoned property law.

2.2
Rights of Former Seller Shareholders. At the Effective Time, the stock transfer books of Seller shall be closed as to holders of shares of Seller Common Stock immediately prior to the Effective Time and no transfer of shares of Seller Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.1, each Certificate theretofore representing shares of Seller Common Stock (other than shares to be canceled pursuant to Section 1.4(b) or as to which statutory dissenters’ rights of appraisal have been perfected as provided in Section 1.6) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration in exchange therefor. To the extent permitted by law, former holders of record of shares of Seller Common Stock shall be entitled to vote, provided such shares of Seller Common Stock have voting rights, after the Effective Time at any meeting of Buyer shareholders the number of whole shares of Buyer Common Stock into which their respective shares of Seller Common Stock are converted, regardless of whether such holders have exchanged their Certificates representing shares of Seller Common Stock for certificates representing Buyer Common Stock in accordance with the provisions of this Agreement. No dividend or other distribution payable to the holders of record of Buyer Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 2.1. However, upon surrender of such Certificate, both the Buyer Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate. No interest shall be payable with respect to any cash to be paid under Section 1.4 of this Agreement except to the extent required in connection with the exercise of dissenters’ rights of appraisal.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as disclosed in the disclosure schedule (the “Seller Disclosure Schedule”) delivered by Seller to Buyer before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Seller’s covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect, as hereinafter defined, on Seller), Seller hereby represents and warrants to Buyer as follows:
3.1    Corporate Organization.
(a)    Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of South Carolina. Seller has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.
(b)    Seller is duly registered as a bank holding company under the BHC Act. True, complete and correct copies of the Seller’s Articles of Incorporation and Bylaws of Seller, as amended, as in effect as of the date of this Agreement, have previously been made available to Buyer.
(c)    Seller Bank (i) is duly formed under the laws of the United States, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The Charter and Bylaws of Seller Bank, copies of which have previously been made available to Buyer, are true, complete and correct copies of such documents as of the date of this Agreement. The Seller has no Subsidiaries other than the Seller Bank. As used in this Agreement, the word “Subsidiary,” when used with respect to either Party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such Party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”).

(d)    The deposit accounts of Seller Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

3.2	Capitalization.
(a)    The authorized capital stock of Seller consists of 20,000,000 shares of Seller Common Stock, of which, as of the date of this Agreement (the “Seller Capitalization Date”), 3,223,455 shares were issued and outstanding, and 10,000,000 shares of preferred stock, $0.01 par value per share, which, as of the Seller Capitalization Date, no shares were issued and outstanding. As of the Seller Capitalization Date, no shares of Seller Common Stock were reserved for issuance, except for 646,490 shares of Seller Common Stock available in connection with the Seller Options. All of the issued and outstanding shares of Seller Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Seller having the right to vote on any matters on which its shareholders may vote are issued or outstanding. Except as set forth in Section 3.2(a) of the Seller Disclosure Schedule, as of the date of this Agreement, including with respect to any Seller stock option plan(s), as amended (collectively, the “Seller Stock Plans”) as set forth herein, Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of, or the payment of any amount based on, any shares of Seller Common Stock or any other equity securities of Seller or any securities representing the right to purchase or otherwise receive any shares of Seller Common Stock or other equity securities of Seller, except for the shares currently subject to awards under the Seller Stock Plans. As of the date of this Agreement, there are no contractual obligations of Seller or Seller Bank (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Seller or any equity security of Seller or Seller Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Seller or Seller Bank or (ii) pursuant to which Seller or Seller Bank is or could be required to register shares of Seller capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Other than as set forth on Section 3.2(d) of the Seller Disclosure Schedule, no options or other equity-based awards are outstanding as of the Seller Capitalization Date. Since December 31, 2013, through the date hereof, Seller has not, except as set forth on Section 3.2(d) of the Seller Disclosure Schedule (A) issued or repurchased any shares of Seller Common Stock, or other equity securities of Seller, or (B) issued or awarded any options, warrants, restricted shares or any other equity-based awards under the Seller Stock Plan.
(b)    All of the issued and outstanding shares of capital stock or other equity ownership interests of Seller Bank are owned by Seller directly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Seller Bank does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of Seller Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Seller Bank.
(c)    Neither Seller nor Seller Bank owns any capital stock, equity interest or other direct or indirect ownership interest in any person, other than Seller’s one hundred percent ownership of Seller Bank, where such ownership interest is equal to or greater than five percent of the total ownership interest of such person.
(d)    Section 3.2(d) of the Seller Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) the number of shares of Seller Common Stock issued under the

Seller Stock Plans, the number of shares of Seller Common Stock subject to outstanding awards granted under the Seller Stock Plans and the number of shares of Seller Common Stock reserved for future issuance under the Seller Stock Plans; (ii) all outstanding options, indicating with respect to each such option the name of the holder thereof, the number and type of shares of Seller Common Stock subject to such option and the exercise price thereof; (iii) complete and accurate copies of the Seller Stock Plans and the forms of all award agreements related thereto; and (iv) all outstanding warrants, indicating with respect to each such warrant the name of the holder thereof, the number and type of shares of Seller Common Stock subject to such warrant and the exercise price thereof.

3.3	Authority; No Violation.
(a)    Seller has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Seller (the “Seller Board”). The Seller Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is advisable and in the best interests of Seller and its shareholders, has directed that the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to Seller’s shareholders for consideration at a duly held meeting of such shareholders and has resolved to recommend that Seller’s shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Seller Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of Seller are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).
(b)    Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the terms or provisions of this Agreement, will (i) assuming that the shareholder approval referred to in Section 3.3(a) has been obtained, violate any provision of the Seller Articles of Incorporation or the Seller Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Seller or Seller Bank or any of their respective properties or assets or (B) violate, conflict with, result in a material breach of any provision of or the loss of any material benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Seller or Seller Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or Seller Bank is a party or by which either of them or any of their respective properties or assets is bound.

3.4
Consents and Approvals. Except for (a) the filing of applications, notices, and waiver requests, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), the FDIC under the Federal Deposit Insurance Act, as amended (the “FDI Act”), the Office of the Comptroller of the Currency (“OCC”), and the Office of the Commissioner of Banks of the State of North Carolina and approval of such applications, notices, and waiver requests, (b) the filing of the North Carolina Articles of Merger with the North Carolina Secretary of State pursuant to the NCBCA and the South Carolina Articles of Merger pursuant to the SCBCA, and the filing of Articles of Merger with respect to the Bank Merger, (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws and the rules and regulations of The Nasdaq Stock Market, or (d) notices or filings that are required under consumer finance, mortgage banking and other similar laws, no consents or approvals of or filings or registrations with any federal or state banking, insurance or other regulatory or self-regulatory authorities or instrumentalities (each a “Governmental Entity”) are necessary in connection with the consummation by Seller of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filing or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Seller of this Agreement.

3.5
Reports; Regulatory Matters. Seller and Seller Bank have timely filed (including all applicable extensions) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with (i) the Federal Reserve Board, (ii) the OCC, (iii) the FDIC, and (iv) any state regulatory authority (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2011, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except as set forth on Section 3.5 of the Seller Disclosure Schedule and except for normal examinations conducted by a Regulatory Agency or other Governmental Entity in the ordinary course of the business of Seller and Seller Bank, no Governmental Entity has initiated since January 1, 2011 or has pending any proceeding, enforcement action or, to the knowledge of Seller, investigation into the business, disclosures or operations of Seller or Seller Bank. Except as set forth on Section 3.5 of the Seller Disclosure Schedule, since January 1, 2011, no Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Seller, investigation into the business, disclosures or operations of Seller or Seller Bank. Seller and Seller Bank have fully complied with, and there is no unresolved violation, criticism, comment or exception by any Governmental Agency with respect to, any report or statement relating to any examinations or inspections of Seller or Seller Bank. Since January 1, 2011, there has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of Seller or Seller Bank (other than normal examinations conducted by a Governmental Entity in Seller’s ordinary course of business). Except as set forth on Section 3.5 of the Seller Disclosure Schedule, neither Seller nor Seller Bank is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2011 a recipient of any supervisory letter from, or since January 1, 2011 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated commercial banks or their Subsidiaries (each item in this sentence, a

“Seller Regulatory Agreement”), nor has Seller or Seller Bank been advised since January 1, 2011 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Seller Regulatory Agreement. To the knowledge of Seller, there has not been any event or occurrence since January 1, 2011 that would result in a determination that Seller is not an “eligible depository institution” as defined in 12 C.F.R. §  303.2(r).

3.6	Financial Statements.
(a)    Seller has made available to Buyer the audited consolidated balance sheets (including related notes and schedules, if any) of Seller as of December 31, 2013, and December 31, 2012, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the two fiscal years ended December 31, 2013 and 2012, and (b) the unaudited consolidated balance sheets and income statements of Seller and Seller Bank as of, and with respect to the three months ended March 31, 2014 (the “Seller Financial Statements”).The Seller Financial Statements (as of the dates thereof and for the periods covered thereby) (i) have been prepared from, and are in accordance with, the books and records of Seller and Seller Bank in all respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Seller and Seller Bank for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Seller and Seller Bank have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Elliott Davis, LLC, has served as independent registered public accountant for Seller for all periods; such firm has not resigned or been dismissed as independent public accountants of Seller as a result of or in connection with any disagreements with Seller on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)    Neither Seller nor Seller Bank has any material liability of any nature whatsoever (whether absolute, accrued, contingent, or otherwise and whether due or to become due) required under GAAP to be set forth on a balance sheet or in the notes thereto, except for (i) those liabilities that are reflected or reserved against on the Seller Financial Statements (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2014, including, without limitation, all letters of credit and unfunded loan commitments or credit lines, or (iii) liabilities incurred since March 31, 2014, in connection with this Agreement and the transactions contemplated hereby. Seller has accurately accounted for each loan participation interest that it has sold as a sale under Topic 860 Amendment to the Accounting Standards Update No. 2009-16 (formerly FASB Statement No. 166, “Accounting for Transfers of Financial Assets”).
(c)    Since December 31, 2013, (i) through the date hereof, neither Seller nor Seller Bank, to the knowledge of the officers of Seller, any director, officer, employee, auditor, accountant or representative of Seller or Seller Bank has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or Seller Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or Seller Bank has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Seller or Seller Bank, whether or not employed by Seller or Seller Bank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to the Seller Board or any committee thereof or to any director or officer of Seller.

(d)    The information contained in the budget or the pro forma financial information (including, without limitation, the most recent projections and forecasts contained therein) that was provided by Seller to Buyer, was based upon reasonable assumptions, and, to Seller’s knowledge, such assumptions and such budget or pro forma financial information remain reasonable as of the date hereof.

3.7
Broker’s Fees. Neither Seller nor Seller Bank nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 3.7 of the Seller Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to Buyer.

3.8	Absence of Certain Changes or Events.
(a)    Except as set forth in Section 3.8(a) of the Seller Disclosure Schedule, since December 31, 2013, no event has occurred that has had or is reasonably likely to have, either individually or in the aggregate with all other events, a Material Adverse Effect on Seller. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Buyer, Seller or the Surviving Corporation, as the case may be, any fact, event, change, condition, development, circumstance or effect that, individually or in the aggregate, (i) is or would be reasonably likely to be material and adverse to the business, assets, liabilities, properties, results of operations, financial condition or management team of such Party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), a Material Adverse Effect shall not be deemed to include any adverse event, change or effect to the extent arising from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks or their holding companies, generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to banks and their holding companies, generally, or interpretations thereof by courts, the Regulatory Agencies, or other Governmental Entities, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks in the southeastern United States, (C) changes, after the date hereof, in global or national political conditions (including the outbreak of war or acts of terrorism) or in general economic or market conditions affecting banks or their holding companies generally, in each case except to the extent such Party is affected in a disproportionate manner as compared to other community banks in the southeastern United States, or (D) the direct effects of negotiating, entering into and compliance with this Agreement on the operating performance of Seller and Seller Bank, including the effects on the employees and customers of Seller Bank resulting from the public announcement of the Merger), or (ii) materially impairs or would be reasonably likely to materially impair the ability of such Party to timely consummate the transactions contemplated by this Agreement.
(b)    Without limiting the foregoing, Seller is not aware of any liability relating to Seller’s sale of SBA or mortgage loans, (including repurchase obligations where the repurchased portion is subject to an enforceable guarantee by the SBA or other government-sponsored entity) beyond any reserves established for such liabilities in the Seller Financial Statements.
(c)    Since December 31, 2013, through and including the date of this Agreement, Seller and Seller Bank have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.
(d)    Except as set forth in Section 3.8(d) of the Seller Disclosure Schedule or as contemplated by Sections 6.5(c), 6.6 through 6.10, 7.3(c) and 7.3(d) of this Agreement, since December 31, 2013, neither Seller nor Seller Bank has (i) except (A) for normal increases for employees made in the ordinary course of business consistent with past practice or (B) as required by applicable law, pre-existing contractual obligations or the terms of any existing Seller Benefit Plan, increased the wages, salaries, compensation, bonus opportunities (whether annual or long-term, or in the form of cash or property) pension, nonqualified deferred compensation or other fringe benefits or perquisites payable to any current, former or retired executive officer, employee, consultant, independent contractor, other service provider or director from the amount thereof in effect as of December 31, 2013, granted any severance, retirement or termination pay, entered into any contract to make or grant any severance, retirement or termination pay, or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) except as required by the terms of the existing awards, granted, amended, accelerated, modified or terminated any stock appreciation rights or options to purchase shares of Seller Common Stock, any restricted, performance or fully vested shares of Seller Common Stock, any phantom or restricted stock units, or any right to acquire any shares of its capital stock with respect to any current, former or retired executive officer, director, consultant, independent contractor or other service provider or employee, (iii) changed any accounting methods, principles or practices of Seller or Seller Bank affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (iv) suffered any strike, work stoppage, slow-down or other labor disturbance, (v) adopted, amended, modified or terminated any Seller Benefit Plan, except as required by applicable laws, or (vi) hired, terminated, promoted or demoted any employee, consultant, independent contractor, executive officer, director or other service provider (other than in the ordinary course of business and consistent with past practice).

3.9	Legal Proceedings.
(a)    Except as disclosed on Section 3.9(a) of the Seller Disclosure Schedule, neither Seller nor Seller Bank is a party to any, and there are no pending or, to the best of Seller’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Seller or Seller Bank, including, without limitation any lender liability claims, or otherwise challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)    There is no Injunction, judgment or regulatory restriction (other than those of general application that apply to similarly situated commercial banks) imposed upon Seller, Seller Bank or the assets of Seller or Seller Bank.

3.10	Taxes and Tax Returns.
(a)    Each of Seller and Seller Bank has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities (including, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. Seller and Seller Bank are not subject to any ongoing or unresolved examination or audit by the Internal Revenue Service (“IRS”). There are no material disputes pending, or claims asserted, for Taxes or assessments upon Seller or Seller Bank for which Seller does not have reserves that are adequate under GAAP. Except as may be disclosed on Section 3.10(a) of the Seller Disclosure Schedule, neither Seller nor Seller Bank is a party to or is bound by any Tax-sharing, Tax-allocation or Tax-indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between Seller and Seller Bank). Within the past five years, neither Seller nor Seller Bank has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. Neither Seller nor Seller Bank is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Seller or Seller Bank. Neither Seller nor Seller Bank has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1). Neither Seller nor Seller Bank has taken or agreed to take any action or is aware of any fact or circumstance that would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization under Section 368(a) of the Code.
(b)    As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local and foreign income, bank, estimated, excise, gross receipts, gross income, ad valorem, profits, gains, property, escheat, unclaimed property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup-withholding, value-added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).
(c)    As used in this Agreement, the term “Tax Return” means a report, return or other information (including any amendments) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller or Seller Bank.

3.11	Employee Matters.
(a)    Section 3.11(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended and including the regulations promulgated thereunder (“ERISA”), whether or not written or unwritten or subject to ERISA, as well as each employee or director benefit or compensation plan, arrangement or agreement (whether written or unwritten) and each employment, consulting, bonus, supplemental income, collective-bargaining, incentive or deferred compensation, vacation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, profit-sharing, fringe benefit, workers’ compensation, voluntary employees’ beneficiary association, health, welfare, accident, sickness, death benefit, hospitalization, insurance, personnel policy, disability benefit or other similar plan, program, agreement, arrangement or commitment (whether written or unwritten) for the benefit of any current, former or retired employee, consultant, independent contractor, other service provider or director of Seller or or Seller Bank entered into, maintained or contributed to by Seller or Seller Bank or to which Seller or Seller Bank is obligated to contribute (such plans, programs, agreements, arrangements and commitments, collectively, the “Seller Benefit Plans”). Seller has no ERISA Affiliate other than Seller Bank. For purposes of this Agreement, the term “ERISA Affiliate” means any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) or (iv) a “controlled group” within the meaning of Section 4001 of ERISA, any of which includes Seller or Seller Bank.
(b)    With respect to each Seller Benefit Plan, Seller has made available to Buyer true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Seller Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the summary plan description; (iii) any related trust agreements, insurance contracts or documents of any other funding arrangements; (iv) all amendments, modifications or supplements to any such document; (v) the two most recent actuarial reports; (vi) the most recent determination letter from the IRS; (vii) the three most recent Forms 5500 required to have been filed with the IRS, including all schedules thereto; and (viii) any notices to or from the IRS or any office or representative of the Department of Labor or any other Governmental Entity relating to any compliance issues in respect of any such Seller Benefit Plan.
(c)    With respect to each Seller Benefit Plan:
(i)    each Seller Benefit Plan is being and has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and in all material respects in accordance with its governing documents, and all material obligations, whether arising by operation of law or by contract, required to be performed with respect to each Seller Benefit Plan have been timely performed, including extensions available for any applicable deadline, and there have been no material defaults, omissions or violations by any party with respect to any Seller Benefit Plan;
(ii)    each Seller Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code is so qualified and has either received a favorable determination letter from the IRS to such effect or such Seller Benefit Plan is covered by a letter from the IRS to the same effect, and no fact, circumstance or event has occurred since the date of such letter or exists that would reasonably be expected to adversely affect the qualified status of any such Seller Benefit Plan;
(iii)    no claim, lawsuit, arbitration or other action has been threatened, asserted, instituted or, to Seller’s or Seller Bank’s knowledge, is anticipated against any of the Seller Benefit Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, Seller or Seller Bank, any director, officer or employee thereof, or any of the assets of any trust of any of the Seller Benefit Plans;
(iv)    all contributions, premiums and other payments required to be made with respect to any Seller Benefit Plan have been made on or before their due dates, with extensions, under applicable law and the terms of such Seller Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any Seller Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of Seller for the quarter ended March 31, 2014 (including any notes thereto) or liability therefore was incurred in the ordinary course of business consistent with past practice since March 31, 2014;
(v)    no Seller Benefit Plan is under, and Seller and Seller Bank have not received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity and no such completed audit, if any, has resulted in the imposition of any Tax or penalty that has not been satisfied;
(vi)    except as set forth in Section 3.11(c)(vi) of the Seller Disclosure Schedule, with respect to each Seller Benefit Plan that is funded in whole or in part through an insurance policy, neither Seller nor Seller Bank has any liability in the nature of retroactive rate adjustment, loss-sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Effective Time;
(vii)    all reports and disclosures relating to each Seller Benefit Plan required to be filed with or furnished to Governmental Entities (including the IRS, Pension Benefit Guaranty Corporation and the Department of Labor), Seller Benefit Plan participants or beneficiaries have been filed or furnished in all material respects in a timely manner in accordance with applicable law;

(viii)    subject to satisfaction of those payments contemplated by Section 6.5(c), Section 6.13, Section 7.3(c) and Section 7.3(d), and except as set forth in Section 3.11(c)(viii) of the Seller Disclosure Schedule, neither the execution, delivery or performance of this Agreement by Seller nor the consummation of the transactions contemplated hereby (either alone or in connection with any other event) will (A) require Seller to make a larger contribution to, or pay greater benefits or provide other rights under, any Seller Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, (B) create or give rise to any additional vested rights or service credits under any Seller Benefit Plan, or (C) conflict with the terms of any Seller Benefit Plan;
(ix)    all obligations of Seller and Seller Bank, and each fiduciary under each Seller Benefit Plan, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code, as amended, and Sections 601 through 609 of ERISA, or similar state law (“COBRA”), including such obligations that may arise by virtue of the transactions contemplated by this Agreement, have been or will be timely performed in all material respects;
(x)    to the knowledge of Seller, Seller and Seller Bank, as applicable, or third parties with whom they have contracted for the performance of such services, have maintained in all material respects all employee data necessary to administer each Seller Benefit Plan, including all data required to be maintained under Section 107 of ERISA, and such data are true and correct and are maintained in usable form; and
(xi)    no Seller Benefit Plan provides for any gross-up payment associated with any Taxes.
(d)    No Seller Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or is a multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of ERISA, respectively, and neither Seller nor Seller Bank has ever maintained, contributed to, sponsored or had an obligation to contribute to any such plan. Neither Seller nor Seller Bank is subject to, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any material liability pursuant to Title I or IV of ERISA or the penalty tax or, excise tax provisions of the Code relating to employee benefit plans, in each case, with respect to the Seller Benefit Plans and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to Seller or Seller Bank.
(e)    Subject to satisfaction of the payments contemplated in Section 6.5(c), Section 6.13, Section 7.3(c) and Section 7.3(d) of this Agreement or except as disclosed on Section 3.11(e) of the Seller Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current, former or retired director, executive officer, employee, consultant, independent contractor or other service provider of Seller or Seller Bank, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or be subject to the sanctions imposed under Section 4999 of the Code.
(f)    To the knowledge of Seller, neither Seller, any other “disqualified person” (as defined in Section 4975 of the Code), any “party-in-interest” (as defined in Section 3(14) of ERISA) or any trustee or administrator of any Seller Benefit Plan, has engaged in a nonexempt “prohibited transaction,” as defined in Section 4975 of the Code and Section 406 of ERISA, in each case, such as could reasonably be expected to give rise to any tax or penalty under Section 4975 of the Code or Section 406 of ERISA. To the knowledge of Seller all “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the Seller Benefit Plans have complied in all respects with the requirements of Section 404 of ERISA. Seller and Seller Bank have in effect fiduciary liability insurance covering Seller, Seller Bank or any employee, officer, director, or agent of either with respect to the Seller Benefit Plans.
(g)    With respect to Seller and Seller Bank:
(i)    Neither Seller nor Seller Bank is a party to or bound by any labor or collective bargaining agreement and there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Seller or Seller Bank. There are no labor-related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of Seller, threatened and neither Seller nor Seller Bank has experienced any such labor-related controversy, strike, slowdown, walkout or other work stoppage within the past three years.
(ii)    Neither Seller nor Seller Bank is a party to, or otherwise bound by, any consent decree or conciliation agreement with, or citation, injunction or order by, any Governmental Entity relating to employees or employment practices.
(iii)    Each of Seller and Seller Bank are in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, wages, overtime pay, employee classification, immigration, nondiscrimination, affirmative action, plant closings, mass layoffs, termination of employment or similar matters and have not engaged in any unfair labor practices or other prohibited practices related to employees, except where the failure to comply would not, either individually or in the aggregate, have a Material Adverse Effect.
(iv)    Neither Seller nor Seller Bank has any workers’ compensation liability, experience or matter outside the ordinary course of business.
(v)    To the knowledge of Seller, no executive of Seller or Seller Bank: (A) has any present intention to terminate his or her employment or (B) is a party to any noncompetition, noninterference, confidentiality, proprietary rights or other such agreement with a third party that would, if complied with, materially interfere with the performance of such executive’s current duties.
(vi)    Section 3.11(g)(vi) of the Seller Disclosure Schedule contains a true, complete and correct list of the following information for each employee of Seller and Seller Bank: name; employing entity; job title; primary work location; current compensation rate; Seller or expected bonus; and Seller’s or Seller Bank’s classification of such employee as exempt or not exempt from applicable minimum wage and overtime laws.
(h)    Section 3.11(h) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all noncompetition, nonsolicitation, noninterference, nondisclosure and similar agreements between Seller or Seller Bank and any of their employees, directors or independent contractors (including, for this purpose, any former employees, directors or independent contractors to the extent such agreements are currently in effect), copies of which have been made available to Buyer. Each of the agreements set forth on Section 3.11(h) of the Seller Disclosure Schedule is valid and binding and in full force and effect.

(i)    Neither Seller nor Seller Bank (i) provides health or welfare benefits for any retired or former employee or (ii) is obligated to provide health or welfare benefits to any active employees after their retirement or other termination of service, unless required to do so under COBRA or similar state law.
(j)    Neither Seller nor Seller Bank maintains any employee benefit plan or arrangement that is governed by the laws of any government outside of the United States.
(k)    To the Seller’s knowledge, each individual who performs services for Seller or Seller Bank as an independent contractor has been appropriately treated as an independent contractor under applicable laws.
(l)    (i) Each Seller Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), including each award thereunder, has been operated since January 1, 2005 in good faith compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder (collectively, “Section 409A”) and has been since January 1, 2010, in documentary compliance with the applicable provisions of Section 409A; (ii) neither Seller nor Seller Bank (1) has been required to report to any government entity or authority any corrections made or Taxes due as a result of a failure to comply with Section 409A and (2) has any indemnity or gross-up obligation for any Taxes or interest imposed or accelerated under Section 409A; (iii) nothing has occurred, whether by action or failure to act, or is reasonably expected or intended to occur, that would subject an individual having rights under any such Seller Benefit Plan to accelerated Tax as a result of Section 409A or a Tax imposed under Section 409A; and (iv) for any Seller Benefit Plan that is not intended to be subject to Section 409A because it is not a nonqualified deferred compensation plan under Treasury Regulations 1.409A-1(a)(2) through 1.409A-1 (a)(5), or due to the application of Treasury Regulations Section 1.409A-1(b), all the conditions required to retain such treatment remain in effect and are not reasonably expected to change so as to subject such Seller Benefit Plan to Section 409A.

3.12	Compliance with Applicable Law.
(a)    Seller and Seller Bank hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Seller or Seller Bank. Other than as required by (and in conformity with) law and as provided in Section 3.12(a) of the Seller Disclosure Schedule, neither Seller nor any Seller Bank acts as a fiduciary for any person, or administers any account for which it acts as a fiduciary, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.
(b)    Seller has complied in all material respects with (i) all contractual obligations of a Party related to its SBA and mortgage lending programs and (ii) all laws applicable to a Party related to its SBA and mortgage lending programs.
(c)    Section 3.12(c) of the Seller Disclosure Schedule sets forth, as of the date hereof, a schedule of all officers and directors of Seller or entities controlled by officers and directors of Seller who have outstanding loans from Seller or Seller Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the three years immediately preceding the date hereof.

3.13	Certain Contracts.

(a)    Except as disclosed on Section 3.13(a) of the Seller Disclosure Schedule, neither Seller nor Seller Bank is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees, consultants, independent contractors or other service providers other than in the ordinary course of business consistent with past practice, (ii) that, upon execution of this Agreement or consummation or shareholder approval of the transactions contemplated by this Agreeement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from Buyer, Seller, the Surviving Corporation, or any of their respective Subsidiaries to any current, former, or retired officer, employee, director, consultant, independent contractor, or other service provider of Seller or Seller Bank thereof, (iii) that is a contract material to the business of Seller to be performed after the date of this Agreement, (iv) that materially restricts the conduct of any line of business, or the area in which such business is conducted, by Seller or, to the knowledge of Seller, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) including any stock option plan, stock appreciation rights plan, restricted stock plan, performance stock, phantom or restricted stock units, stock purchase plan, employee stock ownership plan or benefits plan in which any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the execution of this Agreement, the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of or affected by any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Seller Disclosure Schedule, is referred to as a “Seller Contract,” and neither Seller nor Seller Bank knows of, or has received notice of, any material violation of any Seller Contract by any of the other parties thereto.
(b)    (i) Each Seller Contract is valid and binding on Seller or Seller Bank and is in full force and effect, (ii) Seller and Seller Bank have in all material respects performed all obligations required to be performed by it to date under each Seller Contract and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Seller or Seller Bank under any such Seller Contract.

3.14	Investment Securities and Commodities.
(a)    Except as would not reasonably be expected to have a Material Adverse Effect on Seller, each of Seller and Seller Bank has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Seller or Seller Bank. Such securities and commodities are valued on the books of Seller in accordance with GAAP in all material respects.
(b)    Seller and Seller Bank and their respective businesses employ and have acted in compliance in all material respects with investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that Seller believes are prudent and reasonable in the context of such businesses. Before the date hereof, Seller has made available to Buyer in writing the material Policies, Practices and Procedures.

3.15	Loan Portfolio.
(a)    Section 3.15(a) of the Seller Disclosure Schedule sets forth, as of March 31, 2014 (i) the aggregate outstanding principal amount of all loan agreements, notes or borrowing arrangements

(including leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to Seller or Seller Bank (collectively, “Loans”), other than “nonaccrual” Loans, (ii) the aggregate outstanding principal amount of all “nonaccrual” Loans, (iii) a summary of all Loans designated as of such date by Seller as “Special Mention”, “Substandard”, “Doubtful”, “Loss” or words of similar import by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and the amount of specific reserves with respect to each such category of Loans and (iv) each asset of Seller or Seller Bank that is classified as “Other Real Estate Owned” and the book value thereof.
(b)    To Seller’s knowledge, each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, (iii) where required by applicable law, has been based on an appraisal that has been provided to Buyer and (iv) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally subject to general principles of equity, and subject to technical flaws undiscovered by Seller, which would in certain circumstances limit or delay enforceability of the obligor). All Loans originated by Seller or Seller Bank, and all such Loans purchased by Seller or Seller Bank, were made or purchased in accordance with customary lending standards. All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Lien, and Seller and Seller Bank have complied in all material respects, and on the Closing Date will have complied in all material respects, with all laws and regulations relating to such Loans.
(c)    Since December 31, 2013, Seller Bank has not incurred any unusual or extraordinary loan losses that are material to Seller and Seller Bank on a consolidated basis; to Seller’s knowledge and in light of each of the Seller Bank’s historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, the reserves for loan losses shown on the Seller Financial Statements were, on the respective dates thereof, adequate in all respects under the requirements of GAAP and applicable regulatory accounting practices, in each case consistently applied, to provide for probable loan losses as of such date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable Regulatory Agency.

3.16
Property. Seller or Seller Bank (a) has fee simple title to all the properties and assets reflected in the latest audited balance sheet included in the Seller Financial Reports as being owned by Seller or Seller Bank or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property taxes not yet delinquent, (iii) easements, rights of way and other similar encumbrances and matters of record that do not materially adversely affect the use of the properties or assets subject thereto or affected thereby as used by Seller on the date hereof or otherwise materially impair business operations at such properties, as conducted by Seller on the date hereof and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties as used by Seller on the date hereof, including such Liens granted in the ordinary course of business to the Federal Home Loan Bank of Atlanta to secure certain borrowings (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Seller Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), and such leasehold estates are free and clear of all Liens of any nature whatsoever encumbering Seller’s or Seller Bank’s leasehold estate, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by Seller or Seller Bank or, to Seller’s knowledge, the lessor. To the knowledge of Seller, the Real Property is in material compliance with, and Seller has not received any notice of any violation of, applicable zoning laws and building codes regarding the Real Property and the building and improvements located thereon. The buildings and improvements located on the Real Property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the knowledge of Seller, threatened condemnation proceedings against the Real Property. Seller and Seller Bank are in material compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970. Seller currently maintains insurance on all its property, including the Real Property, in amounts, scope and coverage reasonably necessary for its operations. Seller has not received any notice of termination, nonrenewal or premium adjustment for such policies. Seller currently maintains insurance on all its property, including the Real Property, in amounts, scope, and coverage reasonably necessary for its operations. Seller has not received any notice of termination, nonrenewal, or premium adjustment for such policies.

3.17
Insurance. Seller and Seller Bank are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their Subsidiaries of comparable size and operations to Seller and Seller Bank. Seller has a true and complete list of all insurance policies applicable and available to Seller and Seller Bank with respect to its business or that are otherwise maintained by or for Seller or Seller Bank (the “Seller Policies”) and has provided true and complete copies of all such Seller Policies to Buyer. There is no claim for coverage by Seller or Seller Bank pending under any of such Seller Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Seller Policies or in respect of which such underwriters have reserved their rights. Each Seller Policy is in full force and effect and all premiums payable by Seller or Seller Bank have been timely paid, by Seller or Seller Bank, as applicable. To the knowledge of the Seller, neither Seller nor Seller Bank has received written notice of any threatened termination of, material premium increase with respect to, lapse of coverage under, or material alteration of coverage under, any of such Seller Policies. To the best of Seller’s knowledge, no Seller Policy has been issued by a company that is rated less than “A-ˮ by A.M. Best & Co.

3.18
Intellectual Property. Seller and Seller Bank owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted, and all license fees in connection with Seller’s Intellectual Property have been paid. The use of any Intellectual Property by Seller and Seller Bank does not, to the knowledge of Seller, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Seller or Seller Bank acquired the right to use any Intellectual Property. To Seller’s knowledge, no person is challenging, infringing on or otherwise violating any right of Seller or Seller Bank with respect to any Intellectual Property owned by and/or licensed to Seller or Seller Bank. Neither Seller nor Seller Bank has received any written notice of any pending claim with respect to any Intellectual Property used by Seller or Seller Bank and, to Seller’s knowledge, no Intellectual Property owned and/or licensed by Seller or Seller Bank is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such

Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.19
Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any material liability or obligation of Seller or Seller Bank arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to Seller’s actual knowledge, threatened against Seller or Seller Bank. To the actual knowledge of Seller, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any material liability or obligation on the part of Seller or Seller Bank. Neither Seller nor Seller Bank is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing. To Seller’s actual knowledge, each of Seller and Seller Bank, and (except as set forth in written third-party environmental reports included in the relevant loan documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an affiliate or Seller) any property in which Seller or Seller Bank holds a security interest, is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended. The representations and warranties contained within this Section 3.19 are Seller’s only representations and warranties with respect to environmental matters.

3.20
Leases. Section 3.20 of the Seller Disclosure Schedule sets forth (a) a list of each personal property lease involving annual payments in excess of $50,000 to which Seller or Seller Bank is a party and (b) a list of each parcel of real property leased by Seller or Seller Bank together with the current annual rent (each, a “Property Lease”). Each Property Lease is valid and binding on Seller or Seller Bank and is in full force and effect. Seller and Seller Bank has performed, in all material respects, all obligations required to be performed by it to date under each Property Lease. Neither Seller nor Seller Bank is in material default under any Property Lease.

3.21	Privacy of Customer Information. Seller maintains individually identifiable personal information (“IIPI”) relating to customers, former customers and prospective customers that will be transferred to Buyer pursuant to this agreement and the other transactions contemplated hereby. For purposes of this Section 3.21, “IIPI” shall include any information relating to an identified or identifiable natural person. Neither Seller nor Seller Bank has any reason to believe that any facts or circumstances exist, which would cause the collection and use of such IIPI by Seller, the transfer of such IIPI to Buyer, and the use of such IIPI by Buyer as contemplated by this Agreement not to comply in any material respect with all applicable privacy policies, the Fair Credit Reporting Act of 1970, as amended (the “Fair Credit Reporting Act”), the Gramm-Leach-Bliley Act of 1999 (the “Gramm-Leach-Bliley Act”) and all other applicable state, federal and foreign privacy laws, and any contract or industry standard relating to privacy. In accordance with the requirements of the Gramm-Leach-Bliley Act, and the regulations promulgated thereunder, Seller (i) maintains the security and confidentiality of customer records and information; (ii) protects against any anticipated threats or hazards to the security or integrity of such records; and (iii) protects against unauthorized access to or use of such records or information, which could result in substantial harm or inconvenience to any customer.

3.22
Bank Secrecy Act; Patriot Act; Money Laundering. Neither Seller nor Seller Bank has any reason to believe that any facts or circumstances exist, which would cause Seller or Seller Bank to be deemed to be operating in violation in any material respect of the Bank Secrecy Act of 1970, as amended and its implementing regulations (31 C.F.R. Part 103) (the “Bank Secrecy Act”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and the regulations promulgated thereunder (the “Patriot Act”), any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law. Furthermore, the Board of Directors of Seller has adopted and Seller has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the Patriot Act. Seller has not engaged in any material “unfair, deceptive, or abusive act or practice” as such phrase is used in the Dodd-Frank Wall Street Reform and Consumer Protection Act.

3.23
CRA Compliance. Neither Seller nor Seller Bank has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act (“CRA”) and the regulations promulgated thereunder. As of the date hereof, Seller and Seller Bank’s most recent examination rating under the CRA was “satisfactory” or better. Seller knows of no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Seller or Seller Bank to receive any notice of non-compliance with such provisions of the CRA or cause the CRA rating of Seller or Seller Bank to decrease below the “satisfactory” level.

3.24	Securitizations. Seller is not a party to any agreement securitizing any of its assets.

3.25
Reorganization; Approvals. As of the date of this Agreement, Seller (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.26
Opinion. Before the execution of this Agreement, the Seller Board has received an opinion from Banks Street Partners, LLC, to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the common shareholders of Seller from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.27
Disaster Recovery and Business Continuity. Seller has developed and implemented a contingency planning program to evaluate the impact of significant events that may adversely affect Seller’s customers, assets, or employees. To the best of Seller’s knowledge, such program ensures that Seller and Seller Bank can recover its mission critical functions, and complying with the requirements of the Federal Financial Institutions Examination Council (“FFIEC”) and the FDIC.

3.28
Seller Information. The information relating to Seller and Seller Bank that is provided by Seller or its representatives for inclusion in a proxy statement relating to the Seller Shareholder Meeting to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”), or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.29    No Further Representations. Except for the representations and warranties specifically set forth in this Article III of this Agreement, neither Seller, Seller Bank, nor any other Person makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or at equity, with respect to the transactions contemplated hereby, and Seller hereby disclaims any such representation or warranty whether by Seller, Seller Bank or any of its officers, directors, employees, affiliates, or any other Person.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Except as disclosed in the disclosure schedule (the “Buyer Disclosure Schedule”) delivered by Buyer to Seller before the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of Buyer’s covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2 and (ii) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such time has had or would be reasonably likely to have a Material Adverse Effect on Buyer), Buyer hereby represents and warrants to Seller as follows:
4.1    Corporate Organization.
(a)    Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.
(b)    Buyer is duly registered as a bank holding company under the BHC Act. True, complete and correct copies of the Articles of Incorporation, as amended (the “Buyer Articles”) and Bylaws of Buyer, as amended (the “Buyer Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Seller.
(c)    Each Buyer Subsidiary (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, bylaws and similar governing documents of each Buyer Subsidiary, copies of which have previously been made available to Seller, are true, complete and correct copies of such documents as of the date of this Agreement.

4.2	Capitalization.
(a)    The authorized capital stock of Buyer consists of 80,000,000 shares of Buyer common stock, of which 60,000,000 shares are designated as voting Buyer Common Stock and 20,000,000 shares are designated as non-voting common stock (“Buyer Non-Voting Common Stock”), of which, as of June 4, 2014 (the “Buyer Capitalization Date”), 23,710,807 shares of Buyer Common Stock and 5,992,213 shares of Buyer Non-Voting Common Stock were issued and outstanding, and 20,000,000 shares of preferred stock (the “Buyer Preferred Stock”), of which, as of the Buyer Capitalization Date, no shares of Buyer Preferred Stock were issued and outstanding. As of the Buyer Capitalization Date, no shares of Buyer Common Stock, Buyer Non-Voting Common Stock or Buyer Preferred Stock were reserved for issuance, except for 707,035 shares of Buyer Common Stock underlying options and restricted stock currently outstanding; 1,376,528 shares of Buyer Common Stock available in connection with future grants of stock options, restricted stock and other equity-based awards, in each case reserved for issuance pursuant to employee and director stock plans of Buyer in effect as of the date of this Agreement (the “Buyer Stock Plans”); and 5,992,213 shares of Buyer Common Stock reserved for issuance upon conversion of the Buyer Non-Voting Common Stock. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the Buyer Capitalization Date, except pursuant to this Agreement and the Buyer Stock Plans and as disclosed in Section 4.2 of the Buyer Disclosure Schedule, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Common Stock, Buyer Preferred Stock, or any other equity securities of Buyer or any securities representing the right to purchase or otherwise receive any shares of Buyer Common Stock, Buyer Non-Voting Common Stock, Buyer Preferred Stock, or other equity securities of Buyer. The shares of Buyer Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
(b)    All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Buyer are owned by Buyer, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Buyer Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3	Authority; No Violation.
(a)    Buyer has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer and no other corporate proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally or by 12 U.S.C. Section 1818(b)(6)(D) (or any successor statute) and any bank regulatory powers and subject to general principles of equity).
(b)    Except as set forth on Section 4.3(b) of the Buyer Disclosure Schedule, neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the terms or provisions of this Agreement, will (i) violate any provision of the Buyer Articles or the Buyer Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Buyer, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

4.4
Consents and Approvals. Except for (a) the filing of applications, notices, and waiver requests, as applicable, with the Federal Reserve Board under the BHC Act, as amended, and the Federal Reserve Act, as amended, the FDIC under the FDI Act, as amended, the Office of the Commissioner of Banks of the State of North Carolina and approval of such applications and notices, (b) the filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4 (the “Form S-4”), and declaration of effectiveness of the Form S-4, (c) the filing of the North Carolina Articles of Merger with the North Carolina Secretary of State pursuant to the Banking Laws of North Carolina and the NCBCA and the South Carolina Articles of Merger pursuant to the SCBCA and the filing of Articles of Merger with respect to the Bank Merger, and (d) notices or filings required under consumer finance, mortgage banking and other similar laws, (e) such filings and approvals as are required to be made or obtained under “blue sky” laws of various states in connection with the issuance of the shares of Buyer Common Stock pursuant to this Agreement and approval of listing of such Buyer Common Stock on the Nasdaq Global Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Buyer of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Buyer of this Agreement.

4.5	Reports; Regulatory Matters.
(a)    Except as set forth on Section 4.5 of the Buyer Disclosure Schedule, Buyer and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2011 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2011, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, foreign entity or Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Buyer and its Subsidiaries, or as disclosed in the Buyer SEC Reports, no Regulatory Agency or Governmental Entity has initiated since January 1, 2011 or has pending any proceeding, enforcement action or, to the knowledge of Buyer, investigation into the business, disclosures or operations of Buyer or any of its Subsidiaries. Since January 1, 2011, except as disclosed in the Buyer SEC Reports, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Buyer, investigation into the business, disclosures or operations of Buyer or any of its Subsidiaries. Buyer and its Subsidiaries have fully complied with, and there is no unresolved violation, criticism or exception by any Regulatory Agency or Governmental Entity with respect to, any report or statement relating to any examinations or inspections of Buyer or any of its Subsidiaries. Since January 1, 2011, there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, policies or procedures of Buyer or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in Buyer’s ordinary course of business or as disclosed in the Buyer SEC Reports).
(b)    Except as disclosed in the Buyer SEC Reports, neither Buyer nor any of its Subsidiaries is subject to any cease-and desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2011 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2011 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries (each, a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised since January 1, 2011 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Buyer Regulatory Agreement. To the knowledge of Buyer, there has not been any event or occurrence since January 1, 2011 that would result in a determination that Buyer is not an “eligible depository institution” as defined in 12 C.F.R. §  303.2(r).
(c)    Buyer has previously made available to Seller an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Buyer pursuant to the Securities Act or the Securities Exchange Act of 1934 (the “Exchange Act”) under the Exchange Act and before the date of this Agreement (the “Buyer SEC Reports”). No such Buyer SEC Report, at the time filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Buyer SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC, with respect thereto.

4.6	Financial Statements.
(a)    The financial statements of Buyer and its Subsidiaries or Buyer Bank, as applicable, included (or incorporated by reference) in the Buyer SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Buyer and its Subsidiaries or Buyer Bank, as applicable; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Buyer and its Subsidiaries or Buyer Bank, as applicable, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC or the FDIC, as applicable, with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Cherry, Bekaert & Holland, LLP has served as independent registered public accountant for Buyer and Buyer Bank, as applicable, for all periods covered in the Buyer SEC Reports; such firm has not resigned or been dismissed as independent public accountants of Buyer or Buyer Bank, as applicable, as a result of or in connection with any disagreements with Buyer or Buyer Bank, as applicable, on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)    Neither Buyer nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent, or otherwise and whether due to or to become due) required under GAAP to be set forth on a balance sheet or in the notes thereto, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Buyer included in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2014, including, without limitation, all letters of credit and unfunded loan commitments or credit lines, or in connection with this Agreement and the transactions contemplated hereby. Buyer has accurately accounted for each loan participation interest that it has sold as a sale under Topic 860.
(c)    Since March 31, 2014, (i) through the date hereof, neither Buyer nor any of its Subsidiaries nor, to the knowledge of the officers of Buyer, any director, officer, employee, auditor, accountant or representative of Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Buyer or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Buyer or any of its Subsidiaries, whether or not employed by Buyer or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents to the Board of Directors of Buyer or any committee thereof or to any director or officer of Buyer.

4.7
Broker’s Fees. Neither Buyer nor any Buyer Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the Buyer Disclosure Schedule.

4.8	Absence of Certain Changes or Events.
(c)    Since March 31, 2014, except as disclosed in the Buyer SEC Reports, no event has occurred that has had or is reasonably likely to have, either individually or in the aggregate with all other events, a Material Adverse Effect on Buyer.
(d)    Without limiting the foregoing, Buyer is not aware of any liability relating to Buyer’s sale of SBA or mortgage loans, (including repurchase obligations where the repurchased portion is subject to an enforceable guarantee by the SBA or other government-sponsored entity) beyond any reserves established for such liabilities in the Buyer Financial Statements.
(e)    Other than as set forth on Section 4.8 of the Buyer Disclosure Schedule, since September 30, 2013 through and including the date of this Agreement, Buyer and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

4.9	Legal Proceedings.
(d)    Except as disclosed in the Buyer SEC Reports, none of Buyer or any of its Subsidiaries is a party to any, and there are no pending or, to the best of Buyer’s knowledge, threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries.
(e)    There is no Injunction, judgment or, as otherwise disclosed in the Buyer SEC Reports, regulatory restriction (other than those of general application that apply to similarly situated bank holding companies or their Subsidiaries) imposed upon Buyer, any of its Subsidiaries or the assets of Buyer or any of its Subsidiaries.

4.10
Taxes and Tax Returns. Each of Buyer and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or before the date of this Agreement (all such returns being accurate and complete in all material respects), has paid all Taxes shown thereon as arising and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Buyer or any of its Subsidiaries for which Buyer does not have reserves that are adequate under GAAP.

4.11	Compliance with Applicable Law.
(d)    Buyer and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Buyer or any of its Subsidiaries.
(e)    Buyer has complied in all material respects with (i) all contractual obligations of a Party related to its SBA and mortgage lending programs and (ii) all laws applicable to a Party related to its SBA and mortgage lending programs.
(f)    Since the enactment of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), to the extent required by applicable law, Buyer has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market.

4.12	Assets.
(c)    Since March 31, 2014, none of the Buyer Subsidiaries has incurred any unusual or extraordinary loan losses that are material to Buyer and its Subsidiaries on a consolidated basis; to Buyer’s knowledge and in light of each of the Buyer Subsidiaries’ historical loan loss experience and its management’s analysis of the quality and performance of its loan portfolio, the reserves for loan losses shown on the Buyer Financial Statements were, on the respective dates thereof, adequate in all material respects under the requirements of GAAP and applicable regulatory accounting practices, in each case consistently applied, to provide for probable loan losses as of such date, and were in accordance with the safety and soundness standards administered by, and the practices, procedures, requests and requirements of, the applicable Regulatory Agency.
(d)    To the knowledge of Buyer, Buyer’s Subsidiaries are in material compliance with all reporting, recordkeeping, audit and other requirements under all purchase and assumption agreements, commercial shared-loss agreements, and/or loss share arrangements with the FDIC and all agreements and arrangements with respect to loss sharing thereunder are enforceable against the FDIC in accordance with their respective terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

4.13
Approvals. As of the date of this Agreement, Buyer knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.14
Buyer Information. The information relating to Buyer and its Subsidiaries that is provided by Buyer or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.15
Bank Secrecy Act; Patriot Act; Money Laundering. Neither Buyer nor any Buyer Subsidiary has any reason to believe that any facts or circumstances exist, which would cause Buyer or the Buyer Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the United States Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law. Furthermore, the Board of

Directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures, that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the Patriot Act. Buyer has not engaged in any material “unfair, deceptive, or abusive practice” as such phrase is used in the Dodd-Frank Wall Street Reform and Consumer Protection Act.

4.16
CRA Compliance. Neither Buyer nor any Buyer Subsidiary has received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder. As of the date hereof, Buyer’s and each Buyer Subsidiary’s most recent examination rating under the CRA was “satisfactory” or better. Buyer knows of no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Buyer or any Buyer Subsidiary to receive any notice of non-compliance with such provisions of the CRA or cause the CRA rating of Buyer or any Buyer Subsidiary to decrease below the “satisfactory” level.

4.17
Tax Matters. Neither Buyer, nor Buyer Bank nor any of their affiliates has taken or agreed to take any action, or knowingly failed to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. As of the date of this Agreement it is the present intention, and as of the date of the Closing it will be the present intention, of Buyer and Buyer Bank to continue, either through a wholly owned subsidiary of Buyer or through a member of Buyer’s Qualified Group, at least one significant historic business line of Seller, or to use at least a significant portion of the historic business assets of Seller in a business, in each case within the meaning of Section 1.368‑1(d) of the regulations promulgated by the United States Department of the Treasury with respect to the Code (the “Treasury Regulations”). As used in this Agreement, the term “Qualified Group” shall mean Buyer’s “qualified group” as such term is defined within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii). As of the date of the Merger, (i) Buyer will own all of the outstanding stock or other equity interests in Buyer Bank, and (ii) Buyer will be in “control” of Buyer Bank within the meaning of Code Section 368(c). Buyer has no plan or present intention to sell, transfer or otherwise dispose of any of the capital stock of Buyer Bank following the Merger, and Buyer has no present plan or intention to cause Buyer Bank to issue additional capital stock following the Merger, that in either case would result in Buyer’s not having “control” of Buyer Bank within the meaning of Code Section 368(c). As of the date of this Agreement, and as of the date of the Closing, neither Buyer, nor Buyer Bank, nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to Buyer or Buyer Bank has or will have any plan or intention to redeem or reacquire, either directly or indirectly, any of the Buyer shares issued to the Seller shareholders in connection with the Merger.

4.18
Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, orders, assessments (including penalty assessments) or notices of any kind with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any material liability or obligation of Buyer or Buyer Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or, to Buyer’s actual knowledge, threatened against Buyer or any of Buyer Subsidiaries. To the actual knowledge of Buyer, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any material liability or obligation on the part of Buyer or any of Buyer Subsidiaries. Neither Buyer nor any of Buyer Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing. To Buyer’s actual knowledge, each of Buyer and Buyer Subsidiaries, and (except as set forth in written third-party environmental reports included in the relevant loan documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an affiliate or Buyer) any property in which Buyer or any of Buyer Subsidiaries hold a security interest, is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended. The representations and warranties contained within this Section 4.18 are Buyer’s only representations and warranties with respect to environmental matters.
4.19    State Takeover Laws. Buyer has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of any applicable “moratorium”, “fair price”, “business combination”, “control share”, or other anti-takeover laws.
4.20     No Further Representations. Except for the representations and warranties specifically set forth in this Article IV of this Agreement, neither Buyer, Buyer Bank, nor any other Person makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or at equity, with respect to the transactions contemplated hereby, and Seller hereby disclaims any such representation or warranty whether by Buyer, Buyer Bank or any of its officers, directors, employees, affiliates, or any other Person.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1    Conduct of Seller’s Business Before the Effective Time. Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of Buyer, during the period from the date of this Agreement to the Effective Time, Seller shall, and shall cause Seller Bank, to:
(c)    conduct its business in the ordinary course in all material respects;
(d)    use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees; and
(e)    take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Seller or Buyer to obtain any necessary approvals of any Regulatory Agency required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2
Seller Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Seller shall not, and shall not permit Seller Bank to, without the prior written consent of Buyer:

(c)    other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of federal funds, borrowings from the Federal Home Loan Bank, sales of certificates of deposit and entering into repurchase agreements);
(d)    adjust, split, combine or reclassify any of its capital stock;
(e)    make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except dividends paid by Seller Bank to Seller);
(f)    grant any stock options, restricted shares or other equity-based award with respect to shares of Seller Common Stock pursuant to the Seller Options, or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;
(g)    issue any additional shares of capital stock or other securities except pursuant to the settlement of equity-based awards previously granted pursuant to the Seller Options;
(h)    hire or terminate any employees or independent contractors, enter into any new employment or independent contractor agreements or arrangements, or enter into any collective-bargaining agreements other than in the ordinary course of business and consistent with past practice.
(i)    make any loan or extension of credit in an amount in excess of $1,000,000 (excluding any loan or extension of credit of a smaller amount on an outstanding loan or line of credit in excess of $1,000,000), or renew or amend any existing loan or extension of credit that is characterized as “Special Mention”, “Substandard”, “Doubtful”, “Loss” in the books and records of Seller (each, a “Classified Asset”); provided, however, that, if Seller or Seller Bank shall request the prior approval of Buyer in accordance with this Section 5.2 to make a loan or extend credit in an amount in excess of $1,000,000, or amend or renew any existing loan that is a Classified Asset, and Buyer shall not have disapproved such request in writing within two business days upon receipt of such request from Seller or Seller Bank, as applicable, then such request shall be deemed to be approved by Buyer and thus Seller or Seller Bank, as applicable, may make the loan or extend the credit referenced in such request on the terms described in such request;
(j)    except as required by applicable law or the terms of any Seller Benefit Plan as in effect on the date of this Agreement and, solely with respect to employees that are not executive officers or directors of Seller, except (A) for normal increases made in the ordinary course of business consistent with past practice or (B) as required by applicable law, pre-existing contractual obligations, or the terms of any Seller Benefit Plan, (i) increase the wages, salaries, incentive compensation, incentive compensation opportunities of, or benefits provided to, any current, former or retired employee, director, consultant, independent contractor or other service provider of Seller or Seller Bank, or pay or provide, or increase or accelerate the accrual rate, vesting or timing of payment or funding of, any compensation, benefits or other rights of any current, former or retired employee, director, consultant, independent contractor or other service provider of Seller or Seller Bank; (ii) establish, adopt or become a party to any new employee benefit or compensation plan, program, commitment or agreement or amend, modify, change or terminate any Seller Benefit Plan; (iii) except as required by the terms of existing awards, grant any stock options, stock appreciation rights, stock-based or stock-related awards, performance stock, phantom or restricted stock unit awards; (iv) take any action to fund or in any way secure the payment of compensation or benefits under any Seller Benefit Plan; (v) amend, alter or modify any warrant or other equity-based right to purchase any capital stock or other equity interests in Seller or any securities exchangeable for or convertible into the same or other Seller Common Stock outstanding on the date hereof, except as otherwise permitted in this Agreement; (vi) enter into any collective-bargaining agreement; or (vii) enter, amend, modify, alter, terminate or change any third-party vendor or service agreement related to any Seller Benefit Plan, provided, however, notwithstanding any of the foregoing in this Section 5.2(h), Seller shall be permitted to make such payments contemplated by Sections 6.5(c), 7.3(c) and 7.3(d)) of this Agreement and enter into such appropriate agreements to effect such payments;
(k)    sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any person other than Seller Bank, or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement; provided, however, that, if Seller or Seller Bank shall request the prior approval of Buyer in accordance with this Section 5.2 to make sell, transfer or dispose of any “Other Real Estate Owned” of Seller, and Buyer shall not have disapproved such request in writing within five business days upon receipt of such request from Seller or Seller Bank, as applicable, then such request shall be deemed to be approved by Buyer, and Seller or Seller Bank, as applicable, may effect the sale, transfer or disposal referenced in such request on the terms described in such request; provided, further, prior approval is not required for transactions disclosed in Section 5.2(i) of the Seller Disclosure Schedule;
(l)    enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating and servicing policies, except as required by applicable law, regulation or policies imposed by any Regulatory Agency;
(m)    make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person; provided, however, that Seller may settle any investment securities as to which purchase obligations have been incurred prior to the date hereof;
(n)    take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;
(o)    amend the Seller Articles of Incorporation or Seller Bylaws, or otherwise take any action to exempt any person (other than Buyer or its Subsidiaries) or any action taken by any person from any antitakeover or similar restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;
(p)    other than in prior consultation with Buyer, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(q)    other than commencement or settlement of foreclosure actions in the ordinary course of business consistent with past practice, commence or settle any claim, action or proceeding where the amount in dispute is in excess of $100,000 or subjecting Seller or Seller Bank to any material restrictions on its current or future business operations (including the future business and operations of the Surviving Corporation);
(r)    take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(s)    implement or adopt any material change in its tax accounting or financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;
(t)    file or amend any Tax Return other than in the ordinary course of business, make any significant change in any method of Tax or accounting (other than as may be required by applicable law, GAAP or regulatory guidelines), make or change any Tax election or settle or compromise any Tax liability in excess of $50,000;
(u)    except for transactions in the ordinary course of business consistent with past practice, terminate, or waive any material provision of, any Seller Contract or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;
(v)    take any action that would materially impede or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated hereby; or
(w)    agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3
Buyer Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Seller, during the period from the date of this Agreement to the Effective Time, Buyer shall not, and shall not permit any of its Subsidiaries to, (a) amend, repeal or otherwise modify any provision of the Buyer Articles or the Buyer Bylaws in a manner that would adversely affect the shareholders of Seller or the transactions contemplated by this Agreement; (b) take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (c) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) take any action that would be reasonably expected to prevent, materially impede, materially impact or materially delay the ability of the Parties to obtain any necessary approvals of any Regulatory Agency or any Governmental Entity required for the consummation of the transactions contemplated by this Agreement or cause any other application to a Regulatory Agency for approval of a merger to be submitted for filing before the application related to the Merger is accepted by such Regulatory Agency (except if such Regulatory Agency requires in writing a prior submission as a condition to its approval of the application related to the Merger); or (e) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3 (it being understood that Buyer’s pursuit, negotiation and consummation of other acquisitions and capital raising transactions shall not violate this Section 5.3).

ARTICLE VI
ADDITIONAL AGREEMENTS
6.1    Regulatory Matters.
(x)    Buyer shall promptly prepare and file with the SEC the Form S-4. Buyer shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Seller shall prepare and thereafter mail or deliver the Proxy Statement to its shareholders at least 30 days before the Special Shareholder Meeting. Buyer shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Seller shall furnish all information concerning Seller and the holders of Seller Common Stock as may be reasonably requested in connection with any such action.
(y)    The Parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. Seller and Buyer shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Seller or Buyer, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Buyer to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties or Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on either Buyer or Seller (a “Materially Burdensome Regulatory Condition”).
(z)    Each of Buyer and Seller shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Buyer, Seller or any of their respective Subsidiaries to any Regulatory Agency in connection with the Merger and the other transactions contemplated by this Agreement.
(aa)    Each of Buyer and Seller, and any of their respective Subsidiaries, shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2	Access to Information; Confidentiality.
(a)    Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of Seller and Buyer shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other Party, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, such Party shall, and shall cause its Subsidiaries to, make available to the other Party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such Party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other Party may reasonably request (in the case of a request by Seller, information concerning Buyer that is reasonably related to the prospective value of Buyer Common Stock or to Buyer’s ability to consummate the transactions contemplated hereby). Neither Seller nor Buyer, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such Party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)    Each Party shall, and shall cause its respective agents and representatives to, maintain in confidence all information received from the other Party (other than disclosure to that Party’s agents and representatives in connection with the evaluation and consummation of the Merger) in connection with this Agreement or the Merger (including the existence and terms of this Agreement) and use such information solely to evaluate the Merger, unless (i) such information is already known to the receiving Party or its agents and representatives, (ii) such information is subsequently disclosed to the receiving Party or its agents and representatives by a third party that, to the knowledge of the receiving Party, is not bound by a duty of confidentiality, (iii) such information becomes publicly available through no fault of the receiving Party, (iv) the receiving Party in good faith believes that the use of such information is necessary or appropriate in making any filing or obtaining any consent required for the Merger (in which case the receiving Party shall advise the other party before making the disclosure) or (v) the receiving Party in good faith believes that the furnishing or use of such information is required by or necessary or appropriate in connection with any applicable laws or any listing or trading agreement concerning its publicly traded securities (in which case the receiving Party shall advise the other Party before making the disclosure). All information and materials provided by Seller pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between Buyer and Seller dated April 9, 2014.
(c)    No investigation by a Party or its representatives shall affect the representations and warranties of the other Party set forth in this Agreement.

6.3	Shareholder Approval.
(d)    Seller shall call a meeting of its shareholders to be held after the date hereof for the purpose of obtaining the requisite shareholder approval required in connection with the Merger (including any meeting that occurs after any adjournment or postponement, the “Seller Shareholder Meeting”), on substantially the terms and conditions set forth in this Agreement, and shall use commercially reasonable efforts to cause such meeting to occur no later than 15 days before the projected Closing of the Merger, as such term is defined elsewhere in this Agreement. Except to the extent provided otherwise in Section 6.9(b), the Seller Board shall use commercially reasonable efforts to obtain from the Seller’s shareholders the shareholder vote approving the Merger, on substantially the terms and conditions set forth in this Agreement, required to consummate the transactions contemplated by this Agreement. The Seller Board has adopted resolutions approving the Merger, on substantially the terms and conditions set forth in this Agreement, and directing that the Merger, on such terms and conditions, be submitted to Seller’s shareholders for their consideration.
(e)    Each of Buyer and Seller shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other Party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Regulatory Agency and any other third party that is required to be obtained by Seller or Buyer or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.4	Seller’s 401(k) Plan. Prior to the Effective Time, the Seller:
(d)    by resolution of its directors, shall terminate the Harbor National Bank 401(k) Profit Sharing Plan (the “401(k) Plan”) as of the day before the Effective Time. The account balances of the 401(k) Plan participants, including any alternate payees or beneficiaries of deceased participants, including any accrued but unpaid contributions, as determined by the 401(k) Plan administrator, shall thereafter be distributed or otherwise transferred in accordance with the applicable plan termination provisions of the 401(k) Plan, as soon as administratively feasible following the plan termination date;
(e)    for periods prior to the plan termination date, shall continue to make all non-discretionary employer contributions which it is required to make to the 401(k) Plan, including elective deferral contributions of those 401(k) Plan participants who are employed by the Seller or Seller Bank, and shall be permitted to make the discretionary contributions consistent with past practice that are set forth in Section 6.4(b) of the Seller Disclosure Schedule. In addition, the Seller shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to the Seller as described in ERISA Sec. 4.12; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the 401(k) Plan; and
(f)    on or before the Effective Time, Seller Bank shall refinance the loans granted to Seller Bank employees under the 401(k) Plan so that such loans are repaid to the 401(k) Plan on or before the Effective Time. Each such refinancing loan shall have a fixed rate of interest not to exceed four percent (4.0%) per annum and shall have an amortization period not to exceed the remaining term of the loan granted under the 401(k) Plan.

6.5	Employee Matters.
(e)    All individuals employed by, or on an authorized leave of absence from, Seller or Seller Bank immediately before the Effective Time (collectively, the “Covered Employees”) shall automatically become employees of Buyer and its affiliates as of the Effective Time. Immediately following the Effective Time, Buyer shall, or cause its applicable Subsidiaries to, provide to those Covered Employees rates of base salary or hourly wage and annual bonus opportunities that are substantially similar, in the aggregate, to the aggregate rates of base salary or hourly wage and annual bonus opportunities provided to such Covered Employees by Seller immediately prior to the Effective Time.
(f)    Buyer agrees that the Covered Employees, while they remain employees of Buyer after the Effective Time, will be provided with benefits under employee benefit plans during their period of employment which are no less favorable in the aggregate than those provided by Buyer or its Subsidiaries to similarly situated employees of Buyer and its Subsidiaries except as otherwise provided herein. Except as hereinafter provided, at the Effective Time, Buyer will amend or cause to be amended each employee benefit and welfare plan of Buyer or its Subsidiaries in which Covered Employees are eligible to participate, to the extent necessary and allowable under applicable law, so that as of the Effective Time:
(i)    such plans take into account for purposes of eligibility, participation, vesting, and benefit accrual (except that there shall not be any benefit accrual for past service under any qualified defined benefit pension plan), the service of such employees with the Seller and Seller Bank as if such service were with Buyer and its Subsidiaries;

(ii)    Covered Employees are not subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of Buyer and its Subsidiaries in which they are eligible to participate and may commence participation in such plans on the Effective Time unless (and only during periods) Buyer elects to continue any such employee welfare benefit plans of the Seller Bank;
(iii)    With respect to any plan year in which Buyer transitions Covered Employees to the medical, dental and health plans of Buyer and its Subsidiaries, Buyer shall use commercially reasonable efforts to cause medical, dental and health plans of Buyer and its Subsidiaries to give credit towards satisfaction of deductible and out-of-pocket limitations under such plans for any deductible, co-payment and other cost-sharing amounts previously paid by such Covered Employees under Seller Benefit Plans during the same plan year prior to the effective date of the Merger and the transactions associated therewith; and
(iv)    Covered Employees will be first eligible to participate and will commence participating in Buyer’s qualified retirement plans on the first entry date coinciding with or following the Effective Time; provided, however, that, notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment of any particular Seller Benefit Plan, (ii) give any third party any right to enforce the provisions of this Section 6.5, (iii) limit the right of Buyer or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or require Buyer or any of its Subsidiaries to provide any such employee benefits for any period following any such termination or (iv) obligate Seller, Buyer or any of their respective Subsidiaries to (A) maintain any particular Seller Benefit Plan or (B) retain the employment of any particular Covered Employee.
(g)    If a Covered Employee who does not have an employment, change-of-control or severance agreement with Seller or Seller Bank or is not entitled to benefits under Section 7.3(c) is terminated by Buyer or any of its Subsidiaries due to a permanent or indefinite reduction in staff resulting in job elimination, reduction of a position (including a position that had been held at Seller or Seller Bank) as the result of an organizational or business restructuring or the integration of Seller or Seller Bank with Buyer or any of its Subsidiaries, discontinuance of an operation, relocation of all or a part of Buyer’s or its Subsidiaries’ business, sale of an operation to another company, or sale or other change in ownership of all or a part of Buyer’s or its Subsidiaries’ business or (ii) voluntarily resigns after being notified that, as a condition of employment, base salary, commission structure or bonus opportunity will be materially decreased, in any case or both cases, during the period beginning at the Effective Time and ending three months following the Effective Time, such Covered Employee shall be entitled to receive severance payments equal to (after providing customary releases) three months of severance pay, regardless of employee classification (“Severance Payment”). In addition, Buyer will make available a stay bonus for displaced employees of Seller Bank who remain employed with the Buyer or any of its Subsidiaries through the data processing conversion in an amount equal to six weeks of each such employees’ salary. Except as otherwise contemplated by this Agreement and except to the extent limited by the existing terms of such severance arrangements and plans, Seller shall, and shall cause Seller Bank to, take whatever action is necessary to terminate any and all other severance arrangements and plans and to ensure that it and Buyer have no other liability for any other severance payments (other than as set forth in this Section 6.5(c) and agreements disclosed in Section 3.11(a) of the Seller Disclosure Schedule). Seller shall cooperate with Buyer to effectuate the foregoing, including Buyer’s compliance with the Worker Adjustment Retraining and Notification Act or any similar state or local law. Nothing contained in this Section 6.5(c) shall be construed or interpreted to limit or modify in any way Buyer’s at-will employment policy. In addition, in no event shall severance pay payable under this Section 6.5(c) to any Covered Employee who does not have an employment, change-in-control or severance agreement with Buyer be taken into account in determining the amount of any other benefit (including an individual’s benefit under any retirement plan or agreement). If, by reason of the controlling plan document, controlling law or otherwise, severance pay is taken into account in determining any other benefit, the severance pay otherwise payable shall be reduced by an amount such that the sum of the reduced severance pay and the additional benefit shall equal the amount of the unreduced severance pay determined on a present value basis.

6.6	Indemnification; Directors’ and Officers’ Insurance.
(f)    In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director, officer or employee of Seller or Seller Bank or who is or was serving at the request of Seller or Seller Bank as a director, officer or employee of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Seller or Seller Bank before the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the Parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or before the Effective Time now existing in favor of any Indemnified Party as provided in their respective articles of incorporation or bylaws (or comparable organizational documents), shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring at or before the Effective Time or taken at the request of Buyer pursuant to Section 6.11, it being understood that nothing in this sentence shall require any amendment to the articles of incorporation or bylaws of the Surviving Corporation.
(g)    From and after the Effective Time and for six years thereafter, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of reasonable expenses to, each Indemnified Party against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Seller or Seller Bank, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the Effective Time, whether asserted or claimed before, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of Buyer pursuant to Section 6.11.
(h)    Buyer shall cause the individuals serving as officers and directors of Seller or Seller Bank immediately before the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Seller (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to such officers and directors than such policy) with respect to acts or omissions occurring before the Effective Time that were committed by such officers and directors in their capacity as such; provided that, if the premiums for such insurance are paid annually, in no event shall Buyer be required to expend annually in the aggregate an amount in excess of 150% of the annual premiums currently paid by Seller (which current amount is set forth on Section 6.6(c) of the Seller Disclosure Schedule) for such insurance (the “Insurance Amount”), provided, further, that if Buyer is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Buyer shall obtain as much comparable insurance as is available for the Insurance Amount.

(i)    The provisions of this Section 6.6(d) shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.7
Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of a Party to the Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

6.8
Advice of Changes. Each of Buyer and Seller shall promptly advise the other of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided, further, that a failure to comply with this Section 6.8 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.9	No Solicitation.
(g)    None of Seller, Seller Bank or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Seller or Seller Bank shall directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transaction involving Seller or Seller Bank that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction, or (iii) enter into any agreement regarding any Alternative Transaction. Seller shall, and shall cause Seller Bank and representatives of Seller and Seller Bank to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Proposal, (B) after the receipt of the required Regulatory Approvals of the Merger, request the prompt return or destruction of all confidential information previously furnished in connection therewith, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement relating to any Alternative Proposal to which it or Seller Bank is a party, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time after the date hereof but before approval of this Agreement by Seller’s shareholders, (1) Seller receives an unsolicited written Alternative Proposal that the Seller Board believes in good faith to be bona fide, (2) such Alternative Proposal was not the result of a violation of this Section 6.9, (3) the Seller Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Alternative Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (4) the Seller Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would be reasonably likely to violate its fiduciary duties under applicable law, then Seller may (and may authorize Seller Bank and its representatives to) (x) furnish nonpublic information regarding Seller and Seller Bank to the person making such Alternative Proposal (and its representatives) pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to Seller than, those contained in the Confidentiality Agreement (provided, that any nonpublic information provided to any person given such access shall have been previously provided to Buyer or shall be provided to Buyer before or concurrently with the time it is provided to such person), and (y) participate in discussions and negotiations with the person making such Alternative Proposal.
(h)    Except as provided otherwise below, neither the Seller Board nor any committee thereof may (i)(A) withdraw (or modify or qualify in any manner adverse to Buyer) or refuse to recommend approval of this Agreement to Seller’s shareholders or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Alternative Proposal (each such action set forth in this Section 6.9(b)(i) being referred to as an “Adverse Recommendation Change”), or (ii) cause or permit Seller or Seller Bank to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or that is intended to or is reasonably likely to lead to, any Alternative Proposal (other than a confidentiality agreement permitted by Section 6.9(a)). Notwithstanding the foregoing, at any time before obtaining approval of the Merger by Seller’s shareholders, the Seller Board may, if the Seller Board determines in good faith (after consultation with outside counsel) that the failure to do so would be reasonably likely to violate its fiduciary duties under applicable law, taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 6.9(b), make an Adverse Recommendation Change; provided, that Seller may not make any Adverse Recommendation Change in response to an Alternative Proposal unless (x) Seller shall not have breached this Section 6.9 in any respect and (y):
(i)    the Seller Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Alternative Proposal is a Superior Proposal and such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Buyer under this Section 6.9(b);
(ii)    Seller has given Buyer at least five (5) business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the person making such Superior Proposal; and
(iii)    before effecting such Adverse Recommendation Change, Seller has negotiated, and has caused its representatives to negotiate, in good faith with Buyer during such notice period to the extent Buyer wishes to negotiate, to enable Buyer to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal.
In the event of any material change to the financial terms of such Superior Proposal, Seller shall, in each case, be required to deliver to Buyer a new written notice, and a new notice period of two (2) business days shall commence upon the delivery of such new written notice and Seller shall be required to comply with its obligations under this Section 6.9 with respect to such new written notice.
(i)    In addition to the obligations of Seller under Sections 6.9(a) and (b), Seller shall notify Buyer promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to Seller or Seller Bank or for access to the properties, books or records of Seller or

Seller Bank by any person that informs the Seller Board or Seller Bank that it is considering making, or has made, an Alternative Proposal. Such notice to Buyer shall be made orally and in writing, and shall indicate the identity of the person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting nonpublic information or access to the books and records of Seller or Seller Bank, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. Seller shall keep Buyer fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. Seller shall also promptly, and in any event within 24 hours, notify Buyer, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.9(a).
(j)    As used in this Agreement:
(i)    “Alternative Transaction” means any of (A) a transaction pursuant to which any person (or group of persons) (other than Buyer or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of Seller Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from Seller or pursuant to a tender offer or exchange offer or otherwise, (B) a merger, share exchange, consolidation or other business combination involving Seller (other than the Merger), (C) any transaction pursuant to which any person (or group of persons) (other than Buyer or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Seller Bank and securities of the entity surviving any merger or business combination including Seller Bank) of Seller or Seller Bank representing more than 25% of the assets of Seller and Seller Bank, taken as a whole, immediately before such transaction, or (D) any other consolidation, business combination, recapitalization or similar transaction involving Seller or Seller Bank, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Seller Common Stock immediately before such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Seller Common Stock immediately before the consummation thereof.
(ii)    “Superior Proposal” means any unsolicited bona fide Alternative Proposal that the Seller Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person (or group of persons) making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (A) if consummated, would be more favorable to the shareholders of Seller from a financial point of view than the transactions contemplated by this Agreement (including taking into account any adjustment to the terms and conditions proposed by Buyer in response to such proposal under Section 6.9(b) or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.
(k)    Seller shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of Seller or Seller Bank are aware of the restrictions described in this Section 6.9 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.9 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Seller or Seller Bank, at the direction or with the consent of Seller or Seller Bank, shall be deemed to be a breach of this Section 6.9 by Seller.

(l)    Nothing contained in this Section 6.9 shall prohibit Seller or Seller Bank from taking and disclosing to its shareholders a position required by Rule 14e-2(a) promulgated under the Exchange Act.

6.10
Restructuring Efforts. If Seller shall have failed to obtain the requisite vote or votes of its shareholders for the consummation of the transactions contemplated by this Agreement at a duly held meeting of its shareholders or at any adjournment or postponement thereof, then, unless this Agreement shall have been terminated pursuant to its terms, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that no Party shall have any obligation to alter or change the amount or kind of the merger consideration provided in Section 1.4 of this Agreement in a manner adverse to such Party or its shareholders) and to resubmit the transaction to Seller’s shareholders for approval, with the timing of such resubmission to be determined at the request of Buyer.

6.11
Reasonable Best Efforts; Cooperation. Each of Seller, Buyer and Buyer Bank agrees to exercise good faith and to use its reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

6.12
Tax Covenants of Buyer and Buyer Bank. After the Effective Time, Buyer, either directly or through Buyer Bank as long as Buyer Bank is within Buyer’s Qualified Group, will continue at least one significant historic business line of Seller, or use at least a significant portion of the historic business assets of Seller in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d), except that the historic business assets of Seller may be transferred (a) to a corporation that is another member of Buyer’s Qualified Group, or (b) to an entity taxed as a partnership if (i) one or more members of Buyer’s Qualified Group have active and substantial management functions as a partner with respect to Seller’s historic business or (ii) members of Buyer’s Qualified Group in the aggregate own an interest in the partnership representing a significant interest in the historic business of Seller, in each case within the meaning of Treasury Regulations Section 1.368-1(d)(4)(iii).

6.13    Additional Documentation. On or before the date of this Agreement, (a) each member of the Seller Board shall have executed and delivered to Buyer a Support Agreement in the form attached as Exhibit B; (b) each member of the Seller Board shall have executed and delivered a director’s nonsolicitation agreement in the form attached as Exhibit C (the “Nonsolicitation Agreements”); and (c) Buyer Bank shall have entered into, effective upon Closing, an employment agreement with Charles F. Rivers, III, with a term of two (2) years following Closing (the “Rivers Employment Agreement”).

ARTICLE VII
CONDITIONS PRECEDENT
7.1    Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:
(d)    Shareholder Approval. The Merger, on substantially the terms and conditions set forth in this Agreement, shall have been approved by the requisite affirmative vote of the holders of shares of Seller Common Stock entitled to vote thereon.
(e)    Form S-4. The Form S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
(f)    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.
(g)    Federal Tax Opinion. Buyer shall have received the opinion of its counsel, Womble Carlyle Sandridge & Rice, LLP, in form and substance reasonably satisfactory to Buyer and Seller, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, the counsel may require and rely upon customary representations contained in certificates of officers of Seller and Buyer.
(h)    Regulatory Approvals. All regulatory approvals set forth in Section 3.4 and Section 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such regulatory approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(i)    NASDAQ. Buyer shall have filed all notifications required by NASDAQ in connection with the issuance of shares of Buyer common stock in the Merger.

7.2	Conditions to Obligations of Buyer. The obligation of Buyer to effect the Merger is also subject to the satisfaction, or waiver by Buyer, at or before the Effective Time, of the following conditions:
(f)    Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Buyer shall have received a certificate signed on behalf of Seller by the President and Chief Executive Officer of Seller to the foregoing effect.

(g)    Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Buyer shall have received a certificate signed on behalf of Seller by the President and Chief Executive Officer of Seller to such effect.
(h)    Director’s Nonsolicitation Agreements. No member of the Seller Board shall have attempted to rescind or repudiate his or her Director Nonsolicitation Agreement.
(i)    Resignations. The directors of Seller and Seller Bank immediately before the Effective Time shall have submitted their resignations to be effective as of the Effective Time.

7.3	Conditions to Obligations of Seller. The obligation of Seller to effect the Merger is also subject to the satisfaction or waiver by Seller at or before the Effective Time of the following conditions:
(g)    Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to the foregoing effect.
(h)    Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time, and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or the Chief Financial Officer of Buyer to such effect.
(i)    Severance/Benefit Payments. To the extent permitted by applicable law, each of Charles F. Rivers, III, Willard R. Stout, Joseph P. Laferte, Jr., Kathy Hall, Ryan Werking, and Chuck Stuart shall have received those payments listed on Section 7.3(c) of the Seller Disclosure Schedule, which shall be paid on or before the Effective Time.
(j)    Employment Agreements. Buyer Bank shall have entered into, effective upon Closing, an employment agreement with Willard R. Stout, with a term of eighteen (18) months following Closing. Buyer Bank shall not have attempted to rescind or repudiate the Rivers Employment Agreement.
ARTICLE VIII
TERMINATION AND AMENDMENT
8.1    Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Seller or Buyer, by the following:
(j)    Mutual Consent. By mutual consent of Seller and Buyer in a written instrument, if the board of directors of each of Seller and Buyer so determines by a vote of the majority of the members of its entire board of directors.
(k)    No Regulatory Approval. By either Seller or Buyer, if any Governmental Entity that must grant regulatory approval of the Merger has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.
(l)    Delay. By either Seller or Buyer, if the Merger shall not have been consummated on or before November 30, 2014, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement.
(m)    Material Breach of Representation, Warranty or Covenant. By either Buyer or Seller (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall have been a material breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Seller, in the case of a termination by Buyer, or Buyer, in the case of a termination by Seller, which material breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Article VII and which is not cured within 45 days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period.
(n)    Failure to Recommend. By Buyer, if the Seller Board shall have (i) failed to recommend in the Proxy Statement, without modification or qualification, the approval and adoption of this Agreement or (ii) in a manner adverse to Buyer, (A) withdrawn, modified or qualified, or proposed to withdraw, modify or qualify, the recommendation by the Seller Board of this Agreement and/or the Merger to Seller’s shareholders, (B) taken any public action or made any public statement in connection with the meeting of Seller shareholders to be held pursuant to Section 6.3 inconsistent with such recommendation or (C) recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof. The Party desiring to terminate this Agreement pursuant to any clause of this Section 8.1 (other than clause (a)) shall give written notice of such termination to the other Party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.
(f)    Buyer Stock Performance. By either party, in the event that both: (i) the BNC VWAP is less than $13.27 (the “Initial VWAP”) and (ii) the number obtained by dividing the BNC VWAP by the Initial VWAP is less than 80% of the number obtained by dividing $68.11 by the average closing price of the KBW Regional Bank Index over the twenty (20) trading day period beginning on the twenty-first (21st) day prior to the Closing Date and ending on the second to last day prior to the Closing Date. The calculations pursuant to this Section 8.1(f) shall be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Buyer Common Stock outstanding after the date hereof and prior to the Closing Date.

8.2
Effect of Termination. If either Seller or Buyer terminates this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Seller, Buyer, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.4, 9.7, 9.8 and 9.9 shall survive any termination of this Agreement and (ii) neither Seller nor Buyer shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3	Fees and Expenses.
(h)    Except as set forth in Section 8.3(b), and except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Seller and Buyer, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.
(i)    Seller shall pay to Buyer a termination fee in the amount of $2,000,000 (the “Termination Fee”) and the Expense Reimbursement in immediately available federal funds if:
(i)    (A) this Agreement is terminated by Buyer pursuant to Section 8.1(e); and (B) (1) before such termination, an Alternative Transaction with respect to Seller was commenced, publicly proposed or publicly disclosed (or an Alternative Proposal was received); and (2) within 12 months after such termination, (x) Seller shall have entered into a definitive agreement relating to an Alternative Transaction or (y) any Alternative Transaction shall have been consummated; or
(ii)    after receiving an Alternative Proposal, (A) the Seller Board does not take action to convene the Seller Shareholder Meeting and/or recommend that Seller shareholders adopt this Agreement and (B) within 12 months after such receipt of such Alternative Proposal, (1) Seller shall have entered into a definitive agreement relating to an Alternative Transaction or (2) any Alternative Transaction shall have been consummated; provided, however, that Buyer shall not be entitled to the Termination Fee and the Expense Reimbursement pursuant to this Section 8.3(b) if:
(A)    this Agreement shall have been terminated pursuant to Section 8.1(a) or Section 8.1(b); or
(B)    Seller shall have terminated this Agreement pursuant to Section 8.1(d).
(iii)    the Termination Fee and the Expense Reimbursement must be paid no later than two business days following the event that triggers such payment described in Section 8.3(b)(i) or (ii). Upon payment of the Termination Fee and the Expense Reimbursement, Seller shall have no further liability to Buyer at law or in equity with respect to such termination or any other provision of this Agreement, or with respect to Seller Board’s failure to take action to convene the Seller Shareholder Meeting and/or recommend that Seller shareholders adopt this Agreement. “Expense Reimbursement” means an amount in cash of up to $250,000 in respect of Buyer’s documented out-of-pocket legal and due diligence expenses incurred in connection with the transactions contemplated by this Agreement (net of any amounts otherwise previously paid pursuant to Section 8.3(a)). The payment of the Expense Reimbursement shall be in lieu of any other agreement between Buyer and Seller with respect to the payment of Buyer’s expenses entered into before the date hereof.
(j)    Seller acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement. The amounts payable pursuant to Section 8.3(b) constitute liquidated damages and not a penalty and shall be the sole remedy of Buyer in the event of termination of this Agreement specified in such section. Accordingly, if Seller fails to pay timely any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Buyer commences a suit that results in a final, nonappealable judgment against Seller for the amount payable to Buyer pursuant to this Section 8.3, Seller shall pay to Buyer its documented out-of-pocket costs and expenses (including reasonable attorneys’ fees actually incurred and documented out-of-pocket expenses) in connection with such suit, together with interest on the Termination Fee and the Expense Reimbursement and such costs and expenses at the prime rate (as published in The Wall Street Journal on the date of termination) plus 2%.

8.4
Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Seller; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Seller, there may not be, without further approval of such shareholders, any amendment of this Agreement that (a) alters or changes the amount or the form of the merger consideration to be delivered under this Agreement to the holders of Seller Common Stock, if such alteration or change would adversely affect the holders of any security of Seller, (b) alters or changes any term of the articles of incorporation of the Surviving Corporation, if such alteration or change would adversely affect the holders of any security of Seller, or (c) alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of Seller, in each case other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

8.5
Extension; Waiver. At any time before the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS
9.1    Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 5:00 p.m. on a date and at a place to be specified by the Parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the “Closing Date”). If the conditions set forth in Article VII are satisfied or waived during the two weeks immediately before the end of a fiscal quarter of Buyer, then Buyer may postpone the Closing until the first full week after the end of that fiscal quarter.

9.2
Standard. No representation or warranty of Seller contained in Article III or of Buyer contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no Party shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Seller, or Article IV, in the case of Buyer, has had or would be reasonably likely to have a Material Adverse Effect with respect to Seller or Buyer, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.2(a), and Section 3.2(d) shall be deemed untrue and incorrect if not true and correct in all respects, except for such inaccuracies as may be caused by the issuance of Seller Common Stock as a result of the exercise of Seller Options that are outstanding on the date of this Agreement, (y) Sections 3.2(b), 3.3(a), 3.3(b)(i) and 3.7, in the case of Seller, and Sections 4.2, 4.3(a), 4.3(b)(i) and 4.7, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.8(a), in the case of Seller, and Section 4.8(a), in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all respects.

9.3
Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.11 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.4
Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Seller, to:
Harbor Bank Group, Inc.
1503 Old Towne Road
Charleston, South Carolina 29407
Attention: Charles F. Rivers, III, President and CEO
E-mail: crivers@harborbankgroup.com

with a copy to:
Bryan Cave LLP
1201 W. Peachtree St. N.W.
Atlanta, GA 30309
Attention: Jonathan S. Hightower
Email: jonathan.hightower@bryancave.com

and
(b) if to Buyer, to:
BNC Bancorp
3980 Premier Drive
High Point, NC 27265
Attention: Richard D. Callicutt II, President and CEO
Email: rcallicutt@bankofnc.com

with a copy to:
Womble Carlyle Sandridge & Rice, LLP
271 17th Street, NW, Suite 2400
Atlanta, GA 30363
Attention: Richard T. Hills
Email: rhills@wcsr.com

9.5
Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Seller Disclosure Schedule and the Buyer Disclosure Schedule, as well as all other Schedules and all Exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. For purposes of this Agreement, (a) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including its permitted successors and assigns) and (b) “knowledge” of any person that is not an individual means the actual knowledge (without investigation) of such person’s directors and senior executive officers.

9.6
Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart. A telecopy, facsimile, or email transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

9.7
Entire Agreement. This Agreement (including the Disclosure Schedules and Exhibits hereto and the other documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.8
Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of North Carolina applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts-of-law principles. The Parties agree that any suit, action or proceeding brought by a Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in Greensboro, North Carolina. Each of the Parties submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.9
Publicity. Neither Seller nor Buyer shall, and neither Seller nor Buyer shall permit any of its Subsidiaries or agents to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Buyer, in the case of a proposed announcement by Seller, or Seller, in the case of a proposed announcement by Buyer; provided, however, that a Party may, without the prior consent of the other Party (but after prior consultation with the other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of The Nasdaq Stock Market.

9.10	Assignment; Third-Party Beneficiaries.
(a)    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except as otherwise specifically provided in Sections 6.5, 6.6, and 6.10, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the Parties any rights or remedies under this Agreement.
(b)    No provision in this Agreement modifies or amends or creates any employee benefit plan, program or document (“Benefit Plan”) unless this Agreement explicitly states that the provision “amends” or “creates” that Benefit Plan, and no third party shall be entitled to enforce any provision of this Agreement on the grounds that it is an amendment to, or a creation of, a Benefit Plan, unless that provision explicitly states that such enforcement rights are being conferred. This provision shall not prevent the Parties to this Agreement from enforcing any provision of this Agreement. If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to, or creation of a Benefit Plan, and that provision is construed to be such an amendment or creation despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any effect.

9.11
Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Seller and Buyer have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.
BNC BANCORP

By:     /s/ Richard D. Callicutt II
    Name: Richard D. Callicutt II
    Title: President and CEO

HARBOR BANK GROUP, INC.

By:     /s/ Charles F. Rivers, III
    Name: Charles F. Rivers, III
    Title: President and Chief Executive Officer

Exhibit A	Subsidiary Plan of Merger
Exhibit B	Support Agreement
Exhibit C	Director’s Agreement

EXHIBIT A
SUBSIDIARY PLAN OF MERGER

This SUBSIDIARY PLAN OF MERGER (the “Plan of Merger”) is made and entered into as of the 4th day of June, 2014, by and between Bank of North Carolina, a North Carolina banking corporation (“Bank of North Carolina”), and Harbor National bank, a national banking association (“Harbor Bank”).

WITNESSETH:

WHEREAS, BNC Bancorp, a North Carolina corporation (“BNC”), and Harbor Bank Group, Inc., a South Carolina corporation (“Harbor”), entered into that certain Agreement and Plan of Merger dated as of June 4, 2014 (the “Merger Agreement”), which provides for the merger of Harbor with and into BNC (the “Merger”);
WHEREAS, immediately following consummation of the Merger, BNC and harbor, as the current sole-shareholders, respectively, of Bank of North Carolina and Harbor Bank, desire to consolidate the operations of Bank of North Carolina and Harbor Bank pursuant to the merger of Harbor Bank with and into Bank of North Carolina (the “Subsidiary Merger”);
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements herein contained, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE X

THE MERGER
Merger. Subject to the terms and conditions of this Plan of Merger, at the Effective Time, Harbor Bank shall be merged with and into Bank of North Carolina as authorized by the relevant provisions of the Bank Merger Act (12 U.S.C. §1828(c)) and Chapter 53C of the North Carolina General Statutes. Bank of North Carolina shall be the surviving bank resulting from the Subsidiary Merger (the “Surviving Bank”) and shall be operated as a wholly owned subsidiary of BNC. At the Effective Time, the separate existence of Harbor Bank shall cease.
Effective Time. The Subsidiary Merger shall not be effective unless and until (i) the Merger is consummated; and (ii) the Subsidiary Merger receives all necessary approvals from the Federal Deposit Insurance Commission (“FDIC”) pursuant to 12 C.F.R. §303.62, the North Carolina Commissioner of Banks (“NCCOB”) pursuant to N.C. Gen. Stat. §53C-7-101, et seq., the Office of the Comptroller of the Currency (“OCC”) pursuant to 12 C.F.R §5.33, or such later time as specified in the Articles of Merger filed with the North Carolina Secretary of State and the OCC (the “Effective Time”).
Articles of Incorporation and Bylaws.
(a)    The Articles of Incorporation of Bank of North Carolina in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank from and after the Effective Time.

(b)    The Bylaws of Bank of North Carolina in effect immediately prior the Effective Time shall be the Bylaws of the Surviving Bank from and after the Effective Time until otherwise amended or repealed.
Directors and Officers. The directors and officers of Bank of North Carolina, together with such additional persons as may thereafter be appointed, shall serve as the directors and officers of the Surviving Bank from and after the Effective Time, in accordance with the Bylaws of the Surviving Bank.
Offices. The principal office of the Surviving Bank will be located in Thomasville, North Carolina. Immediately after the Effective Time, a branch of the Surviving Bank will be established at each branch location of Bank of North Carolina and Harbor Bank which existed immediately prior to the Effective Time.
Existence, Rights, Franchises, Duties, Assets and Liabilities of the Surviving Bank.
(c)    As of the Effective Time, the corporate existence of Bank of North Carolina and Harbor Bank shall be merged into and continued in the Surviving Bank, and the Surviving Bank shall be deemed to be the same institution as Bank of North Carolina and Harbor Bank.
(d)    As of the Effective Time, all rights, franchises, and interests of both Bank of North Carolina and Harbor Bank in and to every type of property (real, personal, and mixed), and all choses in action of both Bank of North Carolina and Harbor Bank shall be transferred to and vested in the Surviving Bank without any deed or other transfer. The Surviving Bank, upon consummation of the Subsidiary Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of incompetent persons, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by either Bank of North Carolina or Harbor Bank at the Effective Time.
(e)    All liabilities and obligations of both Bank of North Carolina and Harbor Bank of every kind and description shall be assumed by the Surviving Bank, and the Surviving Bank shall be bound thereby in the same manner and to the same extent that Bank of North Carolina and Harbor Bank were so bound at the Effective Time.
ARTICLE X
MANNER AND BASIS OF CONVERTING SHARES OF STOCK

Manner of Conversion. At the Effective Time, by virtue of the Subsidiary Merger and without any action on the part of the holders thereof, the shares of the constituent institutions shall be converted as follows:
(k)    Each share of Bank of North Carolina common stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time, and shall be the only issued and outstanding shares of the Surviving Bank.

(l)    Each share of Harbor Bank common stock issued and outstanding at the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist.

ARTICLE XI
COVENANTS AND AGREEMENTS
Commercially Reasonable Efforts, Cooperation. Subject to the terms and conditions of this Plan of Merger, each of the parties hereto agrees to use its commercially reasonable efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary regulatory approvals, to consummate and make effective, as soon as practicable, the transactions contemplated by this Plan of Merger.
Regulatory Matters.
(j)    Bank of North Carolina and Harbor Bank shall cause to be prepared and filed all required applications, notifications and other filings with the FDIC, the NCCOB, the OCC, and any other state or federal regulatory authority having jurisdiction over the Subsidiary Merger (collectively, such regulatory authorities are referred to herein as the “Regulatory Authorities”) which are necessary or contemplated for the obtaining of the consents or approvals of the Regulatory Authorities for consummation of the Subsidiary Merger. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their commercially reasonable efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Plan of Merger, including, without limitation, those required or contemplated from the Regulatory Authorities.
(k)    Each party hereto will furnish the other parties with all information concerning itself, its directors, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Plan of Merger. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.
Tax Treatment. Each of the parties undertakes and agrees to use its commercially reasonable efforts to cause the Subsidiary Merger to qualify, and to take no action which would cause the Subsidiary Merger not to qualify, for treatment as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.
ARTICLE XII
CONDITIONS TO CLOSING
The obligations of Bank of North Carolina and Harbor Bank to consummate the transactions provided for in this Plan of Merger shall be subject to the satisfaction of the following conditions, unless waived by the parties as hereinafter provided for:
Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Subsidiary Merger shall be subject to the satisfaction of the conditions set forth in Article VII of the Merger Agreement. In addition, the closing of the Subsidiary Merger is expressly conditioned on the prior closing of the Merger.
Regulatory Approvals. The Regulatory Authorities shall have approved or consented to the Subsidiary Merger, and all other required regulatory approvals of the Merger shall have been received and any applicable waiting periods shall have expired.
ARTICLE XIII
TERMINATION AND AMENDMENT
Termination. This Plan of Merger may be terminated and the Subsidiary Merger abandoned at any time prior to the Effective Time by either party. In the event of the termination and abandonment of this Plan of Merger pursuant to this Section 5.1, this Agreement shall terminate and become void and shall have no effect, without further liability on behalf of any party. The Plan of Merger shall also be terminated automatically in the event the Merger Agreement is terminated pursuant to the provisions of Article VIII thereof.
Amendments. To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by each of Bank of North Carolina and Harbor Bank.
ARTICLE XIV
MISCELLANEOUS
Counterparts. This Plan of Merger may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.
Persons Bound; No Assignment. This Plan of Merger shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, but notwithstanding the foregoing, this Plan of Merger may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of North Carolina and, to the extent applicable, the federal laws of the United States.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Plan of Merger to be dated as of the date and year first above written.

BANK OF NORTH CAROLINA

By: /s/ Richard D. Callicutt II
Richard D. Callicutt II, President and CEO

HARBOR NATIONAL BANK

By: /s/ Charles F. Rivers, III
Charles F. Rivers, III, President and CEO

EXHIBIT B
SUPPORT AGREEMENT
June 4, 2014
BNC Bancorp
3980 Premier Drive
High Point, NC 27265

Ladies and Gentlemen:
The undersigned is a director of Harbor Bank Group, Inc., a South Carolina corporation (“Seller”), and the beneficial holder of shares of common stock of Seller (the “Seller Common Stock”).
BNC Bancorp, a North Carolina corporation (“Buyer”), and Seller are considering the execution of an Agreement and Plan of Merger (the “Agreement”) contemplating the acquisition of Seller through the merger of Seller with and into Buyer (the “Merger”). The consummation of the Merger pursuant to the Agreement by Buyer is subject to the execution and delivery of this letter agreement.
In consideration of the substantial expenses that Buyer will incur in connection with the transactions contemplated by the Agreement and to induce Buyer to consummate the transactions contemplated by the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a shareholder of Seller, and not in his or her capacity as a director or officer of Seller, as follows:
1.While this letter agreement is in effect, the undersigned shall not, directly or indirectly, except with the prior approval of Buyer, which approval shall not be unreasonably withheld, (a) sell or otherwise dispose of or encumber (other than in connection with an ordinary bank loan) before the record date of the meeting of Seller’s shareholders to approve the Merger (the “Seller Shareholders Meeting”) any or all of his or her shares of Seller Common Stock or (b) deposit any shares of Seller Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Seller Common Stock or grant any proxy with respect thereto, other than for the purpose of voting to approve the Agreement and the Merger and matters related thereto.
2.While this letter agreement is in effect, the undersigned shall vote all of the shares of Seller Common Stock for which the undersigned has sole voting authority and shall use his or her best efforts to cause to be voted all of the shares of Seller Common Stock for which the undersigned has shared voting authority, in either case whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired for the approval of the Agreement and the Merger at the Seller Shareholders Meeting.
3.The undersigned hereby waives any rights of appraisal, or rights to dissent from the Merger, that the undersigned may have.
4.The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Buyer shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

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5.The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of Seller and shall not in any way be construed to require the undersigned, acting in his capacity as a director or officer of Seller, to act or fail to act in accordance with the undersigned’s fiduciary duties in such capacity.
6.This letter agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time (as defined in the Agreement) of the Merger, (b) the date upon which the Merger Agreement is terminated in accordance with its terms, in which event the provisions of this Agreement shall terminate, or (c) the Board of Directors of Seller making an Adverse Recommendation Change in accordance with Section 6.06(b) of the Agreement.
7.As of the date hereof, the undersigned has voting power (sole or shared) with respect to the number of shares of Seller Common Stock set forth below.
IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.
Very truly yours,

Print Name
Number of shares owned with sole voting authority:
Number of shares owned with shared voting authority:
Accepted and agreed to as of
the date first above written:
BNC Bancorp
/s/ Richard D. Callicutt II
By: Richard D. Callicutt II
Its: President and CEO

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EXHIBIT C
DIRECTOR’S NON-SOLICITATION AGREEMENT

THIS DIRECTOR’S NON-SOLICITATION AGREEMENT (this “Agreement”) is entered into by and between BNC Bancorp, a North Carolina corporation (“Buyer”), and the undersigned individual (“Director”). Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement (as defined below).
WHEREAS, Buyer and Harbor Bank Group, Inc., a South Carolina corporation (“Seller”), are parties to an Agreement and Plan of Merger dated as of June 4, 2014, as the same may be amended or supplemented in accordance with its terms (the “Merger Agreement”);
WHEREAS, Director is a director and shareholder of Seller and is receiving merger consideration pursuant to the terms and conditions of the Merger Agreement; and
WHEREAS, as a condition for and an inducement to Buyer to effect the Merger, Director has agreed to enter into and be bound by this Agreement.
IN CONSIDERATION of the premises and for other good and valuable consideration, including, without limitation, the merger consideration to be received by Director, the sufficiency and receipt of which are hereby acknowledged, Buyer and Director, intending to be legally bound, agree as follows:
1.    Contingent on Merger. This Agreement shall become effective at the Effective Time of the Merger. If the Merger Agreement is terminated, then this Agreement shall be void ab initio and of no force or effect.
2.    Noninterference with Customers.
(a)    Director covenants and agrees that, during the Restricted Period (as defined below), Director shall not, directly or indirectly: (i) solicit, encourage or cause any Restricted Customer (as defined below) to obtain any services or products related to the Restricted Business (as defined below) from any entity other than Buyer or its Subsidiaries; or (ii) sell or provide to any Restricted Customer any services or products related to the Restricted Business, other than on behalf of and for the benefit of Buyer or its Subsidiaries.
(b)    “Restricted Period” means a period of one year following the Effective Time.
(c)    “Restricted Business” means the business that was engaged in by Seller and Seller Bank immediately before the Effective Time. Director acknowledges and agrees that Seller and Seller Bank were, immediately before the Effective Time, engaged in the business of providing business banking, personal banking, loan, and mortgage services and products.
(d)    “Prohibited Territory” means the areas within a twenty-five (25) mile radius of each office maintained by Seller or Seller Bank immediately before the Effective Time; provided, however, if any such office closes during the Restricted Period, then that office shall no longer be included when determining the Prohibited Territory. Director acknowledges and agrees that Seller and Seller Bank were actively engaged in the Restricted Business throughout the Prohibited Territory immediately before the Effective Time.

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(e)    “Restricted Customer” means any person or entity that was a customer of Seller or Seller Bank at any point during the 90 days preceding the Effective Time and: (i) with whom Director had material contact or communications at any time during the two-year period preceding the Effective Time (the “Look-Back Period”); (ii) for whom Director performed services or whose account Director managed, at any time during the Look-Back Period; or (iii) about whom Director obtained any Confidential Information (as defined below) at any time during the Look-Back Period.
3.    Noninterference with Employees. Director covenants and agrees that, during the Restricted Period, Director shall not, directly or indirectly: (a) solicit or induce any employee of Buyer or its Subsidiaries who was an employee of Seller or Seller Bank immediately before the Effective Time (each, a “Restricted Employee”) to leave or limit his or her employment relationship with Buyer or its Subsidiaries; or (b) hire any Restricted Employee as an employee or engage any Restricted Employee as an independent contractor.
4.    Confidential Information.
(a)Director covenants and agrees that, during the Restricted Period: (i) Director shall keep strictly confidential and not disclose to any person not employed by Buyer or its Subsidiaries any Confidential Information; and (ii) Director shall not use personally or for any other person or entity any Confidential Information. However, this provision shall not preclude Director from: (x) the use or disclosure of information known generally to the public (other than information known generally to the public as a result of Director’s violation of this section) or (y) any disclosure required by law or court order so long as Director provides Buyer’s Chief Executive Officer prompt advance written notice of any potential disclosure under this subsection.
(b)“Confidential Information” means all information not generally known or available in the marketplace that was furnished to, obtained by or created by Director in connection with Director being a director of Seller that could be used to compete against or harm Seller, Buyer or their Subsidiaries. Confidential Information includes, by way of illustration, such information relating to: (i) Seller’s, Buyer’s and their Subsidiaries’ customers, including customer lists, contact information, contractual terms and information regarding products or services provided to such customer; (ii) Seller’s, Buyer’s and their Subsidiaries’ finances, including nonpublic financial statements, balance sheets, sales data, forecasts and cost analyses; (iii) Seller’s, Buyer’s and their Subsidiaries’ plans and projections related to growth, new products and services, and potential sales/acquisitions; and (iv) Seller’s, Buyer’s and their Subsidiaries’ pricing and fee strategies, operating processes, legal affairs, lending and credit information, commission structure, personnel matters, loan portfolios, contracts, services, products and operating results.
5.    Reasonableness and Breach. Director acknowledges that the restrictions herein are fair, reasonable, and necessary for the protection of Buyer and its acquisition of Seller and constitute a material inducement for Buyer to effect the Merger and provide the merger consideration. Therefore, Director agrees not to contest the enforceability of this Agreement in any forum. Director further acknowledges and agrees that a breach of any of such obligations and agreements will result in irreparable harm and continuing damage to Buyer for which there will be no adequate remedy at law and further agrees that in the event of any breach of such obligations and agreements, Buyer and its successors and assigns will be entitled to injunctive relief and to such other relief as is proper under the circumstances. Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business.
6.    Judicial Modification. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or incapable of being enforced, then the parties request that such court modify such

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provision by “blue-penciling” or otherwise in order to render such provision not invalid or incapable of being enforced and then enforce the provision as modified. The parties further agree that each provision of this Agreement is severable from each other provision of this Agreement.
7.    Assignment. Buyer shall have the right to assign or transfer this Agreement to any affiliated entity or any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), and Director irrevocably consents to any such assignment or transfer. In the event of such assignment or transfer, “Buyer” shall mean the entity to which this Agreement is so assigned or transferred.
8.    Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to any conflict-of-law rules.
9.    Waiver; Construction. No modification, termination or attempted waiver of any of the provisions of this Agreement shall be binding unless reduced to writing and signed by the parties. This Agreement shall be construed according to a plain reading of its terms and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision in this Agreement.
10.    Entire Agreement. This Agreement (including the recitals, which are hereby incorporated by reference) and the Merger Agreement constitute the entire agreement among the parties pertaining to the subject matters contained herein.
IN WITNESS WHEREOF, the undersigned hereto sets his or her hand as of the date set forth below.

DIRECTOR
Date:
[NAME]
BUYER
BNC Bancorp
By:     /s/ Richard D. Callicutt II
    Name: Richard D. Callicutt II
    Title: President and CEO

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